Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Triple asterisks denote omissions.

LICENSE AGREEMENT

by and between

IMMUNOGEN, INC.

AND

Eli Lilly and Company

TABLE OF CONTENTS

Article 1 DEFINITIONS1

Article 2 TARGET SELECTION15

2.1Pre-Signing Lilly Targets15

2.2Additional Targets16

2.3Replacement Targets16

2.4[***]16

2.5Target Termination18

2.6Limit on Number of Targets18

Article 3 GRANT OF LICENSE18

3.1License to Lilly18

3.2Sublicensing & Subcontracting Rights18

3.3Retained Rights19

3.4No Other Rights19

3.5In-License Agreements19

3.6Rights in Bankruptcy20

Article 4 DEVELOPMENT, COMMERCIALIZATION AND MANUFACTURING20

4.1Development20

4.2Commercialization20

4.3Manufacturing21

4.4Technology Transfer21

4.5Records and Audits.21

Article 5 REGULATORY21

5.1Regulatory Activities21

5.2Safety and Adverse Event Reporting22

i

5.3Product Recalls22

Article 6 UPFRONT FEE; MILESTONES AND ROYALTIES; PAYMENTS22

6.1Upfront Fee22

6.2Additional Target Fee22

6.3Development Milestone Payments22

6.4Commercial Milestone Payments23

6.5Sales-Based Milestone Payments24

6.6Royalties25

6.7Royalty Term26

6.8Royalty and Milestone Adjustments26

6.9Reports; Payment of Royalty27

6.10Financial Records27

6.11Audit; Audit Dispute27

6.12Accounting28

6.13Taxes28

6.14Overdue Payments28

Article 7 EXCLUSIVITY28

7.1ImmunoGen Exclusivity Obligation28

7.2Transactions Involving Competing Programs28

Article 8 INTELLECTUAL PROPERTY RIGHTS29

8.1Ownership of Intellectual Property; Disclosure29

8.2Patent Prosecution and Maintenance30

8.3Enforcement of Patent Rights31

8.4Response to Biosimilar Applicants32

8.5Defense of Claims35

8.6Product Trademarks35

Article 9 CONFIDENTIALITY36

9.1Confidentiality Obligations36

9.2Permitted Disclosures36

9.3Use of Name38

9.4Public Announcements38

9.5Publications38

9.6Return of Confidential Information39

9.7[***]39

9.8Survival39

Article 10 REPRESENTATIONS AND WARRANTIES39

10.1Representations and Warranties of Both Parties39

10.2Representations and Warranties of ImmunoGen40

10.3Additional Mutual Representations, Warranties, and Covenants40

10.4Compliance41

10.5Disclaimer43

Article 11 INDEMNIFICATION43

11.1Indemnification by Lilly43

11.2Indemnification by ImmunoGen44

11.3Conditions to Indemnification44

11.4[***]45

11.5Limitation of Liability45

Article 12 TERM AND TERMINATION45

12.1Term45

12.2Termination45

12.3Effects of Termination46

12.4Accrued Rights; Surviving Provisions of the Agreement46

Article 13 MISCELLANEOUS47

13.1Governing Law47

13.2Dispute Resolution47

13.3Assignment48

13.4Force Majeure48

13.5Notices49

13.6Export Clause50

13.7Waiver; Non-Exclusion of Remedies50

13.8Further Assurance50

13.9Severability50

13.10Equitable Relief51

13.11Entire Agreement; Amendments51

13.12Relationship of the Parties51

13.13Headings; Construction; Interpretation51

13.14Books and Records52

13.15English Language52

13.16Parties in Interest52

13.17Counterparts52

SCHEDULES

Schedule 1.79ImmunoGen Patents

Schedule 4.4ImmunoGen Material

Schedule 2.1Pre-Signing Lilly Targets

Schedule 9.4Public Announcement

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is entered into and made effective as of February 14, 2022 (the “Effective Date”), by and between ImmunoGen, Inc., a Massachusetts corporation, having its principal place of business at 830 Winter Street, Waltham, Massachusetts 02451 (“ImmunoGen”), and Eli Lilly and Company, an Indiana corporation, having its principal place of business at Lilly Corporate Center, Indianapolis, Indiana 46285 (“Lilly”). ImmunoGen and Lilly shall be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, ImmunoGen is the owner of or otherwise controls certain rights in proprietary technology and know-how relating to camptothecin-based antibody drug conjugates;

WHEREAS, Lilly is a pharmaceutical company engaged in the research, development, manufacturing, marketing and distribution of pharmaceutical products, including therapeutic products, and

WHEREAS, pursuant to the terms and conditions set forth herein, Lilly desires to obtain, and ImmunoGen desires to grant to Lilly, a license under such proprietary technology and know-how for the research, development, manufacturing and commercialization of Products.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1
DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth in this Article 1 (Definitions) unless context dictates otherwise:

1.1“Accounting Standards” means, with respect to a Party or its Affiliates or its or their (sub)licensees/Sublicensees, United States generally accepted accounting principles, consistently applied.
1.2“Achieved Milestone Event” has the meaning set forth in Section 6.3 (Development Milestone Payments).
1.3“Acquiror” has the meaning set forth in Section 1.38 (Change of Control).
1.4“Acquisition Transaction” has the meaning set forth in Section 8.1.4 (Acquiror IP).
1.5“ADC” or “Antibody-Drug Conjugate” means a compound that incorporates, is comprised of or is otherwise derived from an Antibody conjugated to a therapeutic moiety. The means by which an Antibody is conjugated [***].

1.6“Additional Target” has the meaning set forth in Section 2.2 (Additional Target Selection Mechanism).
1.7“Affiliate” means, with respect to a Person, any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person for so long as such Person controls, is controlled by or is under common control with such first Person, regardless of whether such Affiliate is or becomes an Affiliate on or after the Effective Date. A Person shall be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, more than fifty percent (50%) of the outstanding voting securities or capital stock of such other Person, or has other comparable ownership interests with respect to any Person other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of such other Person.
1.8“Annual Net Sales” means, with respect to a Product, the total Net Sales of such Product in the countries in the Territory in which the Royalty Term has not expired in a particular Calendar Year.
1.9“Annual Net Sales Milestone Threshold” has the meaning set forth in Section 0 (Sales-Based Milestone Payments).
1.10“Annual Net Sales-Based Milestone Payment” has the meaning set forth in Section 0 (Sales-Based Milestone Payments).
1.11“Annual Net Sales-Based Milestone Table” has the meaning set forth in Section 0 (Sales-Based Milestone Payments).
1.12“Antibody” means a molecule which comprises or contains: [***].
1.13“Applicant” has the meaning set forth in Section 8.4.2 (Access to Confidential Information).
1.14“Applicant Response” has the meaning set forth in Section 8.4.3(b) (Disclosure of Applicant Response).
1.15[***].
1.16“At-Risk Target” means [***].
1.17“Availability Notice” has the meaning set forth in Section 2.4.2(b) (Availability Notice).
1.18“Available” means, with respect to a Target, that such Target is not an Unavailable Target or At-Risk Target.
1.19“Bayh-Dole Act” has the meaning set forth in Section 10.2.6 (Representations and Warranties of ImmunoGen).
1.20“Biosimilar Application” has the meaning set forth in Section 8.4.1 (Notice).

1.21“BLA” means a Biologic License Application (within the meaning of 21 C.F.R. 601.2), or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application filed with the EMA pursuant to the Centralized Approval Procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.
1.22“Blocking Agreement” has the meaning set forth in Section 2.4.1 ([***]).
1.23“BPCIA” has the meaning set forth in Section 8.4.1 (Notice).
1.24“Breaching Party” has the meaning set forth in Section 12.2.1 (Termination for Cause).
1.25“Business Day” means a day other than a Saturday or Sunday on which banking institutions in Indianapolis, Indiana and Boston, Massachusetts are open for business.
1.26“Calendar Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date and the last Calendar Quarter shall end on the last day of the Term.
1.27“Calendar Year” means a period of twelve (12) consecutive months beginning on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.
1.28“Camptothecin” means [***].
1.29“CDA” means that certain Confidentiality Agreement, by and between the Parties, dated as of [***].
1.30“cGCP” means all applicable current Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable, (a) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) E6 and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50, 54, 56, 312 and 314, as may be amended from time to time, and (d) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.
1.31“cGLP” means the then-current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations as defined in 21

C.F.R. Part 58, the Council Directive 87/18/EEC, as amended, the principles for Good Laboratory Practice and/or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development (“OECD”), and such standards of good laboratory practice as are required by the European Union and other organizations and governmental agencies in countries in which a Product is intended to be sold, to the extent such standards are not less stringent than United States Good Laboratory Practice.
1.32“cGMP” means the current Good Manufacturing Practices including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the WHO TRS 986 Annex 2, TRS 961 Annex 6, TRS 957 Annex 2 and TRS 999 Annex 2, (d) ICH Q7 guidelines, and (e) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.
1.33“Challenge” means any challenge to the patentability, validity, or enforceability of any of the ImmunoGen Patents, including: (a) [***]; (b) [***]; or (c) [***].
1.34“Challenge Jurisdiction” has the meaning set forth in Section 6.8.5 (Effect of Patent Challenge).
1.35“Challenged Patent Rights” has the meaning set forth in Section 6.8.5 (Effect of Patent Challenge).
1.36[***].
1.37[***].
1.38“Change of Control” means with respect to either Party: (a) the acquisition by a Third Party, whether in one transaction or a series of related transactions, of direct or indirect beneficial ownership of more than fifty percent (50%) of the outstanding voting equity securities of such Party; (b) the acquisition by a Third Party, whether in one transaction or a series of related transactions of majority control of the board of directors or equivalent governing body of such Party or the ability to cause the direction of the management or allocation of corporate resources of such Party; (c) a merger or consolidation involving such Party, as a result of which a Third Party acquires direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (d) a sale of all or substantially all of the assets of such Party in one transaction or a series of related transactions to a Third Party. The acquiring or combining Third Party in any of (a), (b), (c) or (d), and any of such Third Party’s Affiliates (whether in existence as of or at any time following the applicable transaction, but other than the acquired Party and its Affiliates as in existence prior to the applicable transaction or Affiliates the acquired Party controls after the applicable transaction) are referred to collectively herein as the “Acquiror”.
1.39“Clearance Notice” has the meaning set forth in Section 2.4.2(d) (ImmunoGen Clearance Notice).

1.40“Clinical Study” means a Phase I Clinical Study, Phase II Clinical Study, Phase III Clinical Study or any other study in which human subjects or patients are dosed with a drug, whether approved or investigational.
1.41“Combination Product” has the meaning set forth in Section 1.109 (Net Sales).
1.42“Commercial Milestone Event” has the meaning set forth in Section 6.4 (Commercial Milestone Payments).
1.43“Commercial Milestone Payment” has the meaning set forth in Section 6.4 (Commercial Milestone Payments).
1.44“Commercialization” and “Commercialize” means any and all activities related to the preparation for sale of, offering for sale of, or sale of a Compound or Product, including activities related to marketing, promoting, distributing, importing and exporting such Compound or Product, [***] and interacting with Regulatory Authorities or other Governmental Authorities regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning. Notwithstanding the foregoing, Commercialization does not include any Development or Manufacturing activities.
1.45“Commercially Reasonable Efforts” of a Party means that level of efforts and resources commonly applied by such Party to carry out a particular task or obligation consistent with the general practice followed by such Party relating to other pharmaceutical compounds, products or therapies owned by it, or to which it has exclusive rights, which are of similar market potential at a similar stage in their development or product life [***].
1.46“Competing Program” has the meaning set forth in Section 7.2.1 (Acquisition of Existing Competing Program).
1.47“Compound” means [***].
1.48“Confidential Information” means any information, data or materials (including, with respect to ImmunoGen, the ImmunoGen Material) provided orally, visually, in writing or other form by or on behalf of one (1) Party (or an Affiliate or representative of such Party) to the other Party (or to an Affiliate or representative of such Party) in connection with this Agreement, whether prior to, on, or after the Effective Date, including information relating to the terms of this Agreement, a Compound or any Product (including Regulatory Filings), any Exploitation of a Compound or any Product, any Know-How with respect thereto developed by or on behalf of the disclosing Party or its Affiliates, or the scientific, regulatory or business affairs or other activities of either Party. In addition, each Party’s confidential information under the CDA shall be deemed to be such Party’s Confidential Information under this Agreement. Notwithstanding the foregoing, [***].
1.49“Control” means, subject to Section 8.1.4 (Acquiror IP), with respect to a Person and any Regulatory Filings, material, Know-How, Patent Right or other intellectual property right, the possession by such Person or any of its Affiliates of the right, whether through ownership or license (other than by a license under this Agreement), to grant the licenses, sublicenses or other rights as provided herein; [***].
1.50“CPR” has the meaning set forth in Section 13.2.3(a).
1.51“Development” means all activities related to research, preclinical and other nonclinical testing, test method development and stability testing, toxicology, quality assurance/quality control, Clinical Studies, statistical analysis and report writing, the preparation and submission of Regulatory Approval Applications and applications for Pricing Approval, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval or Pricing Approval. When used as a verb, “Develop” means to engage in Development. Notwithstanding the foregoing, Development does not include any Commercialization or Manufacturing activities.
1.52“Development Milestone Event” has the meaning set forth in Section 6.3 (Development Milestone Payments).
1.53“Development Milestone Payment” has the meaning set forth in Section 6.3 (Development Milestone Payments).
1.54“Directed Against” means, [***].
1.55“Dispute” has the meaning set forth in Section 13.2 (Dispute Resolution).
1.56“Divestiture” has the meaning set forth in Section 7.2.1 (Acquisition of Existing Competing Program).
1.57“Dollars” or “$” means the legal tender of the U.S.
1.58“Election Period” has the meaning set forth in Section 2.4.2(c) (Available Targets).
1.59“EMA” means the European Medicines Agency, and any successor entity thereto.
1.60[***].
1.61“Executive Officers” means CEO, or his or her designee, in the case of ImmunoGen, and the chief executive officer of Loxo Oncology at Lilly, or his or her designee, in the case of Lilly.
1.62[***].
1.63“Exploit” or “Exploitation” means to make, have made, import, export, use, have used, sell, have sold, or offer for sale, including to research, Develop, Commercialize, register, modify, enhance, improve, Manufacture, have Manufactured, hold, or keep (whether for disposal or otherwise), formulate, optimize, have used, export, transport, distribute, promote, market, have sold or otherwise dispose of.

1.64“FDA” means the United States Food and Drug Administration, and any successor entity thereto.
1.65“FFDCA” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).
1.66“Field” means any and all uses, including any and all uses for the diagnosis, prevention, amelioration, and treatment of any disease or medical condition in humans and animals, [***].
1.67“First Commercial Sale” means the first sale of a Product, by or under the authority of Lilly, an Affiliate of Lilly, or their Sublicensees to a Third Party in a country following Regulatory Approval and, where applicable, Pricing Approval of such Product in that country or, if no such Regulatory Approval, Pricing Approval or similar approval is required, the date on which such Product is first commercially launched in such country; [***].
1.68“Foreground Platform IP” means Foreground Platform Know-How and Foreground Platform Patents.
1.69“Foreground Platform Know-How” means [***].
1.70“Foreground Platform Patent” means any Patent Right that claims any Foreground Platform Know-How.
1.71“FTE Rate” means the annual rate of [***].
1.72“[***]” has the meaning set forth in Section 2.4.1 ([***]).
1.73“Generic Equivalent” means, with respect to a Product in a given country, any biopharmaceutical product that is sold by a Third Party that is not a Sublicensee of Lilly or its Affiliates and such Third Party product is determined by the applicable Regulatory Authority in such country as being a substitution to, a biosimilar to, or interchangeable with, such Product under applicable law in such country.
1.74“Governmental Authority” means any multinational, federal, national, state, provincial, local or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature pertaining to government.
1.75“Government Official” has the meaning set forth in Section 10.4.8 (Prohibited Conduct).
1.76“Immediate Patent Infringement Action” has the meaning set forth in Section 8.4.3(e) (Negotiation; ImmunoGen Rights).

1.77“ImmunoGen Know-How” means all Know-How that (a) is Controlled by ImmunoGen as of the Effective Date or during the Term, (b) is related to the ImmunoGen Platform, and (c) is necessary or reasonably useful to Develop, Manufacture, have Manufactured, use, Commercialize or otherwise Exploit the Compounds and Products in the Field in the Territory.
1.78“ImmunoGen Material” means the material specified in Schedule 4.4 (ImmunoGen Material), being [***], provided for use by Lilly solely in respect of those activities set forth in Schedule 4.4 (ImmunoGen Material). For clarity, any derivative, progeny or improvement of any ImmunoGen Material made by either Party in connection with the activities under this Agreement shall be considered to be ImmunoGen Material.
1.79“ImmunoGen Patents” means all Patent Rights Controlled by ImmunoGen as of the Effective Date or during the Term that are (a) related to the ImmunoGen Platform and (b) necessary or reasonably useful to Develop, Manufacture, have Manufactured, use, Commercialize or otherwise Exploit the Compounds and Products in the Field in the Territory. Without limiting the foregoing, the ImmunoGen Patents as of the Effective Date are set forth in Schedule 1.79 (ImmunoGen Patents).
1.80“ImmunoGen Platform” means ImmunoGen’s proprietary camptothecin-based ADC technology, including but not limited to: [***].
1.81“ImmunoGen Technology” means the ImmunoGen Patents, ImmunoGen Know-How, and Foreground Platform IP.
1.82“ImmunoGen Indemnitees” has the meaning set forth in Section 11.1 (Indemnification by Lilly).
1.83“In-License Agreement” means any agreement between ImmunoGen or its Affiliate, on one hand, and a Third Party on the other hand under which Lilly is granted a sublicense or other right under this Agreement as provided in Section 3.5 (In-License Agreements).
1.84“IND” means an application filed with a Regulatory Authority for authorization to commence Clinical Studies, including (a) an Investigational New Drug Application as defined in the FFDCA or any successor application or procedure filed with the FDA, (b) any equivalent of a United States IND in other countries or regulatory jurisdictions, (i.e., clinical trial application (CTA)) and (c) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.
1.85“Indemnified Party” has the meaning set forth in Section 11.3 (Conditions to Indemnification).
1.86“Indemnifying Party” has the meaning set forth in Section 11.3 (Conditions to Indemnification).
1.87“Indication” means any intended use of a Product [***].

1.88“Infringed Patent List” has the meaning set forth in Section 8.4.3(e) (Negotiation; ImmunoGen Rights).
1.89“Intellectual Property” has the meaning set forth in Section 3.6.1 (Section 365(n) of the Bankruptcy Code).
1.90“Internal Compliance Codes” has the meaning set forth in Section 10.4.4 (Compliance with Internal Compliance Codes).
1.91“Internal Program” has the meaning set forth in Section 2.4.1 ([***]).
1.92“Japan PMDA” means Japan’s Pharmaceuticals and Medical Devices Agency and any successor agency or authority having substantially the same function.
1.93“Know-How” means all knowledge, materials and information of a technical, scientific, business and other nature, including inventions, know-how, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, Regulatory Filings, and other biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, preclinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, reagents (e.g., plasmids, proteins, cell lines, assays and compounds) and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable, of commercial advantage or not) in written, electronic or any other form now known or hereafter developed.
1.94“Law” means federal, state, local, national and supranational laws, statutes, rules, and regulations, including any rules, regulations, regulatory guidelines, or other requirements of the Regulatory Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity or country or other jurisdiction hereunder.
1.95“License” has the meaning set forth in Section 3.1 (License to Lilly).
1.96“Lilly Competitor” means a company that: [***].
1.97“Lilly Standard Exchange Rate Methodology” means Lilly’s then-current standard exchange rate methodology, which is in accordance with Lilly’s Accounting Standards applied in its external reporting for the conversion of foreign currency sales into Dollars or, in the case of Sublicensees, such similar methodology, consistently applied.
1.98“Lilly Background IP” means [***].
1.99“Lilly Response” has the meaning set forth in Section 8.4.3(c) (Preparation of Lilly Response).
1.100“Lilly Target” means each (a) Pre-Signing Lilly Target, (b) Additional Target, and (c) Replacement Target.

1.101“Linker” means any compound or composition that is useful for linking: [***]
1.102“Loss of Market Exclusivity” means with respect to any Product in any country, that (a) [***]; and (b) [***].
1.103“Losses” has the meaning set forth in Section 11.1 (Indemnification by Lilly).
1.104“Major European Market” means each of the following: [***].
1.105“Manufacture” and “Manufacturing” means all activities related to the synthesis, making, production, processing, purifying, formulating, filling, finishing, packaging, labeling, shipping, testing, and holding of any Compound, Product, or any intermediate thereof, including process development, process qualification and validation, scale-up, preclinical, clinical and commercial production and analytic development, product characterization, stability testing, quality assurance, and quality control. Notwithstanding the foregoing, Manufacturing does not include any Commercialization or Development activities.
1.106“Milestone Payments” means the Development Milestone Payments, the Commercial Milestone Payments, and the Annual Net Sales-Based Milestone Payments.
1.107“Monies” has the meaning set forth in Section 8.3.5 (Recovery).
1.108“Negotiation Period” has the meaning set forth in Section 8.4.3(e) (Negotiation; ImmunoGen Rights).
1.109“Net Sales” means, with respect to a particular Product in a particular period, the gross amount [***] Lilly or its Affiliates or Sublicensees to unrelated Third Parties (excluding any sublicensee), as determined in accordance with Lilly’s Accounting Standards, less:
1.109.1[***];
1.109.2[***];
1.109.3[***];
1.109.4[***];
1.109.5[***];
1.109.6[***];
1.109.7[***]; and
1.109.8[***]/

[***].

In the event that the Product is sold as part of a Combination Product (where “Combination Product” means any pharmaceutical product which comprises the Product and other active compound(s) or ingredients), the Net Sales of the Product, for the purposes of determining royalty and commercial milestone payments, shall be determined by [***].

In the event that the weighted average per unit sale price of the Product can be determined but the weighted average per unit sale price of the other compound(s) or ingredients cannot be determined, Net Sales for purposes of determining royalty payments shall be [***].

In the event that the weighted average per unit sale price of the other compound(s) or ingredients can be determined but the weighted average per unit sale price of the Product in similar volumes and of the same class purity, potency and dosage form as in the Combination Product cannot be determined, Net Sales for purposes of determining royalty payments shall be [***].

In the event that the weighted average per unit sale price of both the Product and the other compound(s) or ingredient(s) in the Combination Product cannot be determined, the Net Sales of the Product shall be deemed to be equal to [***] of the Net Sales of the Combination Product.

The weighted average per unit sale price for a Product, other compound(s) or ingredients, or Combination Product shall be calculated [***] and such price shall be used during all applicable royalty reporting periods for the entire following [***]. When determining the weighted average per unit sale price of a Product, other compound(s) or ingredients, or Combination Product, the weighted average per unit sale price shall be calculated by dividing the sales dollars (translated into U.S. Dollars) by the units of active ingredient sold during the [***] of the preceding [***] for the respective Product, other compound(s) or ingredients, or Combination Product. In the initial [***], a forecasted weighted average per unit sale price will be used for the Product, other compound(s) or ingredients, or Combination Product. Any over or under payment due to a difference between forecasted and actual weighted average per unit sale prices will be paid or credited in the first royalty payment of the following [***]. For the avoidance of doubt, for the purposes of calculating the Net Sales of a Product, an ADC shall constitute a single Product, and not a Combination Product.

1.110“Non-Breaching Party” has the meaning set forth in Section 12.2.1 (Termination for Cause).
1.111“Party-Specific Regulations” has the meaning set forth in Section 10.4.3 (Compliance with Party-Specific Regulations).
1.112“Patent Right” means (a) all national, regional and international patents and patent applications, including provisional patent applications and rights to claim priority from any of these patents or applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations in part, provisionals, converted provisionals and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, reexaminations and extensions (including any patent term extensions, supplementary protection certificates, pediatric exclusivity periods and the like) of the foregoing patents or patent applications ((a), (b), and (c)), and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.
1.113“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Governmental Authority, or any other entity not specifically listed in this Section 1.113 (Person).
1.114“Phase I Clinical Study” means a human clinical trial of a Compound or Product, the principal purpose of which is a preliminary determination of safety, tolerability, pharmacological activity or pharmacokinetics in healthy individuals or patients or similar clinical study prescribed by the applicable Regulatory Authority, including the trials referred to in 21 C.F.R. §312.21(a), as amended.
1.115“Phase II Clinical Study” means a human clinical trial of a Compound or Product, the principal purpose of which is a determination of safety and efficacy in the target patient population, which is prospectively designed to generate sufficient data that may permit commencement of a Phase III Clinical Study or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to applicable Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(b), as amended.
1.116“Phase III Clinical Study” means a human clinical trial of a Compound or Product on a sufficient number of subjects in an indicated patient population that is designed to establish that a Compound or Product is safe and efficacious for its intended use and to determine the benefit/risk relationship, warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support marketing approval of such Compound or Product, including all tests and studies that are required by the FDA from time to time, pursuant to applicable Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(c), as amended.
1.117“PHSA” means the Public Health Service Act (42 U.S.C. § 201 et seq.), as amended.
1.118“Premarket Notice” has the meaning set forth in Section 8.4.4(b) (Pre-Marketing Litigation).
1.119“Pre-Signing Lilly Target” means each of the Targets set forth on Schedule 2.1 (Pre-Signing Lilly Targets).
1.120“Pricing Approval” means such approval, agreement, determination or decision establishing prices for a Product that can be charged to consumers or will be reimbursed by Governmental Authorities in a country in the Territory where Governmental Authorities of such country approve or determine pricing for pharmaceutical or biological products for reimbursement or otherwise.
1.121“Product” means any pharmaceutical composition, preparation, formulation or product containing or comprising a Compound, alone or in combination with one or more other active ingredients, in any and all forms, presentations, delivery systems and dosages.

1.122“Product Infringement” has the meaning set forth in Section 8.3.2 (Enforcement of ImmunoGen Patents).
1.123“Product-Specific Patent” means any Patent Right [***].
1.124“Program IP” means Program Know-How and Program Patents.
1.125“Program Know-How” means all Know-How conceived, discovered, developed or otherwise made in the course of activities conducted pursuant to this Agreement by or on behalf of a Party (or its Affiliates), whether solely or jointly, but excluding any Foreground Platform Know-How.
1.126“Program Patent” means any Patent Right that claims any Program Know-How.
1.127“Proposals” has the meaning set forth in Section 13.2.3(b).
1.128“Proposed Biosimilar Product” has the meaning set forth in Section 8.4.1 (Notice).
1.129“Proposed Patent List” has the meaning set forth in Section 8.4.3(a) (Preparation of Proposed Patent List).
1.130“Proposed Targets” has the meaning set forth in Section 2.4.2(a) (Target Selection Notice).
1.131[***].
1.132“Regulatory Approval” means, with respect to a country or other jurisdiction in the Territory, all approvals of the applicable Regulatory Authority necessary for the commercial marketing and sale of a product in such country or jurisdiction, including, where applicable, (a) pre- and post- approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto) and (b) approval of the expansion or modification of the label for additional indications or uses, but excluding any Pricing Approval.
1.133“Regulatory Approval Application” means (a) a BLA or New Drug Application (NDA) or (b) any other corresponding foreign application in the Territory to seek Regulatory Approval of a product in any country or multinational jurisdiction, as defined in applicable Laws and filed with the relevant Regulatory Authorities of such country or jurisdiction.
1.134“Regulatory Authority” means any applicable supranational, federal, national, regional, state, provincial, or local governmental or regulatory authority, agency, department, bureau, commission, council, or other entities (e.g., the FDA, EMA and Japan PMDA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the Exploitation of the Compounds or Products in the Territory.
1.135“Regulatory Filing” means all (a) applications (including all INDs and Regulatory Approval Applications), registrations, licenses, authorizations, and approvals (including Regulatory Approvals), (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files, and (c) data contained or relied upon in any of the foregoing, in each case ((a), (b), and (c)) relating to a Compound or Product.
1.136“Replacement Target” has the meaning set forth in Section 2.3 (Replacement Targets).
1.137“Restricted Person” has the meaning set forth in Section 10.4.7 (Compliance with Trade Sanctions).
1.138“Royalty Term” has the meaning set forth in Section 0 (Royalty Term).
1.139“Safety Data Exchange Agreement” has the meaning set forth in Section 5.2 (Safety and Adverse Event Reporting).
1.140“Sanctioned Territory” has the meaning set forth in Section 10.4.7 (Compliance with Trade Sanctions).
1.141“Skipped Milestone Event” has the meaning set forth in Section 6.3 (Development Milestone Payments).
1.142“Subcontractor” has the meaning set forth in Section 3.2.2 (Subcontracting).
1.143“Sublicensee” has the meaning set forth in Section 3.2.1 (Sublicensing).
1.144“Target” means a protein described by a unique UniProtKB/Swiss Prot accession number (and all fragments, mutations and splice variants thereof).
1.145“Target Selection Notice” has the meaning set forth in Section 2.4.2(a) (Target Selection Notice).
1.146“Target Selection Period” means, (a) with respect to Additional Targets, the period of time commencing on the Effective Date and ending on the four (4) year anniversary thereof, and (b) with respect to Replacement Targets and subject to Section 2.3 (Replacement Targets), the period of time commencing on the date on which the applicable Target being replaced became a Lilly Target, and ending on [***].
1.147“Term” has the meaning set forth in Section 12.1 (Term).
1.148“Terminated Product” means each Product that is the subject of termination of this Agreement. If the Agreement is terminated in its entirety, all Products shall be Terminated Products.
1.149“Terminated Target” means a Lilly Target that is (a) the subject of termination of this Agreement, (b) replaced by a Replacement Target in accordance with Section 2.3 (Replacement Targets), or (c) terminated in accordance with Section 2.5 (Target Termination). If the Agreement is terminated in its entirety, all Lilly Targets shall become Terminated Targets.

1.150“Territory” means worldwide.
1.151“Third Party” means any Person that is neither a Party nor an Affiliate of a Party.
1.152“Third Party Claims” has the meaning set forth in Section 11.1 (Indemnification by Lilly).
1.153“Third Party Payments” has the meaning set forth in Section 6.8.3 (Stacking).
1.154“Trademark” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source or origin, whether or not registered, and all statutory and common law rights therein, and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.
1.155“United States” or “U.S.” means the United States of America and all of its territories and possessions.
1.156“Unavailable Target” has the meaning set forth in Section 2.4.1 ([***]).
1.157“Unavailable Target List” has the meaning set forth in Section 2.4.1 ([***]).
1.158“Valid Claim” means any claim (including, without limitation, a process, use or composition of matter claim) (a) in an issued and unexpired patent within the ImmunoGen Patents that (i) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (ii) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (iii) has not been rendered unenforceable through reissue, disclaimer or otherwise, (iv) has not been disclaimed or otherwise dedicated to the public by ImmunoGen, and (v) is not lost through an interference proceeding and any appeals therefrom; or (b) in any patent application (where the claims therein were filed in good faith) within the ImmunoGen Patents that shall not have been (i) canceled, withdrawn or abandoned, or (ii) pending for more than [***] years from its earliest priority date.
Article 2
TARGET SELECTION
2.1Pre-Signing Lilly Targets
. As of the Effective Date, Lilly has identified the Pre-Signing Lilly Targets, which Pre-Signing Lilly Targets are set forth on Schedule 2.1 (Pre-Signing Lilly Targets) hereto.
2.2Additional Targets. During the Target Selection Period, Lilly shall have the right to select up to [***] additional Targets that are Available or At-Risk Targets as Lilly Targets (each, an “Additional Target”), subject to the terms of Section 2.4 ([***]).

2.3Replacement Targets. Lilly shall have the right to replace any Lilly Target with a new Target (a “Replacement Target”) during the Target Selection Period, subject to the terms of Section 2.4 ([***]); [***]. Following replacement, any Lilly Target that has been replaced with a Replacement Target shall no longer be considered a Lilly Target hereunder and shall be deemed to be a Terminated Target.
2.4[***].
2.4.1[***]
2.4.2Availability.
(a)Target Selection Notice. After the submission of the initial Unavailable Target List to [***] pursuant to Section 2.4.1 ([***]) and solely during the Target Selection Period, Lilly may provide written notice to [***] identifying by applicable unique UniProtKB/Swiss Prot accession number up to [***] proposed Targets (at a time) for selection as Additional Targets or Replacement Targets, as applicable; provided that Lilly may not submit notice(s) for more than [***] proposed Targets in any [***] day period (each such notice, a “Target Selection Notice” and such proposed Targets, the “Proposed Targets”).
(b)Lilly Availability Notice. The Parties shall require [***] to inform Lilly in writing within [***] days of receipt of a Target Selection Notice as to whether any Proposed Targets set forth on such Target Selection Notice are Unavailable Targets, At-Risk Targets or otherwise confirming that the Proposed Targets are Available (such notice, an “Availability Notice”)[***] For the avoidance of doubt, the Parties shall prohibit [***] from disclosing to ImmunoGen the identity of any Proposed Targets (including where such Proposed Targets are identified to Lilly in an Availability Notice as being Available or At-Risk Targets)[***] For clarity, Lilly shall provide direct written notice to ImmunoGen upon Lilly’s election to include any Proposed Target under this Agreement as a Lilly Target, in accordance with the timeline and notice procedure specified in Section 2.4.2(c) (Available Targets) below, which notice will identify such Proposed Target by its unique UniProtKB/Swiss Prot accession number.
(c)Available Targets. If any such Proposed Target is Available or an At-Risk Target, Lilly may, within [***] days following receipt of the applicable Availability Notice (such [***] day period, the “Election Period”), elect for such Proposed Target to be added to this Agreement as an Additional Target or Replacement Target (as applicable) by providing written notice to ImmunoGen and [***], subject in each case to the limitations set forth in Section 2.2 (Additional Targets) or Section 2.3 (Replacement Targets), as applicable; provided, that, in respect of any Proposed Target that is an At-Risk Target, such written notice provided by Lilly to ImmunoGen during the Election Period shall instead request permission to add such Proposed Target to this Agreement as an Additional Target or Replacement Target, subject to the consent and negotiation requirements specified in Section 2.4.2(e) below. Upon such election (or, for any At-Risk Target, upon the successful conclusion of the negotiation process, and subject to the consent rights, contemplated in Section 2.4.2(e) below), such Proposed Target shall be deemed an Additional Target or Replacement Target (as applicable) under this Agreement. During the Election Period for a Proposed Target, ImmunoGen shall not commence an Internal Program for, or enter into a Blocking Agreement with respect to, such Proposed Target; provided that, in respect of any Proposed Target that is an At-Risk Target [***]. For clarity, in order to comply with the foregoing obligation despite such Proposed Target not being known to ImmunoGen during the Election Period, ImmunoGen shall clear any such proposed activities through [***] as further described in Section 2.4.2(d) below. If Lilly does not elect to include a Proposed Target as an Additional Target or Replacement Target (as applicable) under this Agreement during the Election Period, then (i) ImmunoGen shall no longer be subject to the foregoing restrictions with respect to such Proposed Target and (ii) Lilly shall be required to re-submit such Proposed Target to [***] in a subsequent Target Selection Notice and comply with the terms of this Section 2.4 ([***]) prior to the inclusion of such Proposed Target as an Additional Target or Replacement Target (as applicable) under this Agreement.
(d)ImmunoGen Clearance Notice. The Parties shall require [***] to inform ImmunoGen in writing, concurrently with [***] delivery of any Availability Notice to Lilly identifying that a Proposed Target is Available or an At-Risk Target, that an Election Period has commenced as of such date. For the duration of such Election Period, ImmunoGen shall provide written notice to [***] in advance identifying any Target that ImmunoGen intends to commence an Internal Program for, or enter into a Blocking Agreement with respect to (such notice, a “Clearance Notice”), and the Parties shall require that [***] inform ImmunoGen in writing within [***] days of receipt of such Clearance Notice whether such Internal Program or Blocking Agreement (as applicable) is prohibited pursuant to ImmunoGen’s Election Period obligations as set forth in Section 2.4.2(c) (Available Targets) above.
(e)At-Risk Targets. If a Proposed Target is determined to be an At-Risk Target [***], then upon ImmunoGen’s receipt of a written notice from Lilly during an Election Period requesting that such At-Risk Target be included as an Additional Target or Replacement Target (as applicable) under this [***] the Parties will negotiate in good faith and mutually agree upon a limited license scope for such At-Risk Target. Upon [***] such At-Risk Target shall be deemed an Additional Target or Replacement Target (as applicable) under this Agreement, subject in each case to the limitations set forth in Section 2.2 (Additional Targets) or Section 2.3 (Replacement Targets), as applicable. [***] For the avoidance of doubt, [***], then such At-Risk Target shall not be included as an Additional Target or Replacement Target under this Agreement.
(f)Unavailable Targets. Any Proposed Target that is an Unavailable Target shall not be included as an Additional Target or Replacement Target under this Agreement.
2.4.3Updates to Unavailable Target List. During the Target Selection Period, ImmunoGen shall promptly notify [***] if (a) a Target that is not on the Unavailable Target List becomes an Unavailable Target or (b) a Target that is on the Unavailable Target List becomes Available, and the Parties shall require [***] to update the Unavailable Target List accordingly. If a Target on the Unavailable Target List becomes Available and such Target was previously included in a Target Selection Notice, then the Parties shall require [***] to promptly notify Lilly that such Target is Available and the terms of Section 2.4.2(c) (Available Targets) shall apply.
2.5Target Termination. If Lilly [***] with respect to a Product containing a Compound that is Directed Against: (a) a Pre-Signing Lilly Target, within [***] years following the Effective Date; (b) an Additional Target, within [***] years of the date such Target is included under the

Agreement as a Lilly Target, or (c) a Replacement Target, within [***] years of the date such Replacement Target is included under the Agreement as a Lilly Target, then in each case ((a), (b) and (c)), Lilly’s rights to such Target hereunder shall terminate, and such Target shall be deemed a Terminated Target[***].
2.6Limit on Number of Targets. At no point during the Term shall the total number of Lilly Targets under this Agreement be greater than [***].
Article 3
GRANT OF LICENSE
3.1License to Lilly. ImmunoGen hereby grants to Lilly an exclusive, royalty-bearing, sublicensable (subject to Section 3.2 (Sublicensing & Subcontracting Rights)) license under the ImmunoGen Technology solely to Develop, Manufacture, have Manufactured, use, have used, Commercialize and otherwise Exploit the Compounds and Products in the Field in the Territory (the “License”).
3.2Sublicensing & Subcontracting Rights.
3.2.1Sublicensing. Lilly shall have the right to grant and authorize sublicenses under the rights granted to it under Section 3.1 (License to Lilly) to any of its Affiliates and Third Parties through multiple tiers (each such Affiliate or Third Party, a “Sublicensee”); provided that (a) [***] (b) each sublicense granted to a Third Party will be subject to a written agreement consistent with the terms and conditions of this Agreement, (c) Lilly will be responsible and directly liable to ImmunoGen for any failure by its Sublicensees to comply with the terms and conditions of this Agreement, and (d) Lilly will remain responsible for the payment to ImmunoGen of all Milestone Payments and royalties payable with respect to the activities and Net Sales of any Sublicensee. In no event will any sublicense relieve Lilly of any obligations under this Agreement. For clarity, any Third Party to which Lilly has granted such sublicense as a result of a settlement involving patent or other intellectual property dispute shall not be considered a Sublicensee for the purpose of this Agreement.
3.2.2Subcontracting. Lilly shall have the right to engage Affiliates or Third Party subcontractors (each, a “Subcontractor”) to perform any of its activities under this Agreement; provided that (a) any such Third Party Subcontractor shall meet the qualifications typically required by Lilly for the performance of work similar in scope and complexity to the subcontracted activity, (b) Lilly shall cause any Subcontractor engaged by it to be bound by written obligations of confidentiality and non-use consistent with this Agreement prior to performing any such activities under this Agreement, (c) Lilly shall cause its Affiliates and Subcontractors to assign to Lilly all intellectual property made, discovered, developed or otherwise created by such Affiliate or Subcontractor in the course of performing such subcontracted work, and (d) Lilly shall remain directly responsible and obligated for such activities and shall be directly responsible for the performance of its Affiliates and Subcontractors.
3.2.3IP Assignment Obligation. Each Party shall cause all Persons who perform activities for such Party or its Affiliates under this Agreement or who conceive, reduce to practice, discover, develop or otherwise make any inventions on behalf of such Party or its Affiliates under this Agreement to enter into invention assignment agreements sufficient to permit such Party to comply with the intellectual property ownership and enforcement provisions of this Agreement, including Section 8.1.3 (Assignment). In the event that a Person is prohibited by applicable Law from assigning such rights in inventions to such Party, then to the extent assignment to such Party would otherwise be necessary for such Party to comply with its obligations under this Agreement, such Party shall require that such Person grants to such Party an exclusive, irrevocable, perpetual, sublicensable and royalty-free license in and to such inventions for all uses in the Territory.
3.3Retained Rights. ImmunoGen retains the right to (a) practice and exploit the ImmunoGen Technology to the extent necessary to perform its obligations under this Agreement and (b) subject to its obligations under this Agreement, practice, license, and otherwise exploit the ImmunoGen Technology outside the scope of the License.
3.4No Other Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party, as a result of this Agreement, obtain any ownership interest, license right or other right in any Know-How, Patent Rights or other intellectual property rights of the other Party or any of its Affiliates, including items owned, controlled, developed or acquired by the other Party or any of its Affiliates, or provided by the other Party to the first Party at any time pursuant to this Agreement. Without limitation of Section 9.7 [(***]), Lilly shall not practice or otherwise exploit any ImmunoGen Technology outside the scope of the License except for any ImmunoGen Know-How that ceases to be the Confidential Information of ImmunoGen pursuant to Section 9.1.1.
3.5In-License Agreements. If ImmunoGen or any of its Affiliates intends to become a party to a license, sublicense or other agreement for additional rights that are related to the ImmunoGen Platform and necessary or reasonably useful for the Exploitation of any Compound or Product in the Field in the Territory, then (a) [***] and (b) ImmunoGen shall inform Lilly and provide Lilly with such license, sublicense, or other agreement, subject to customary and reasonable redaction (“Proposed In-Licensed Rights”) promptly following execution of such agreement. If Lilly notifies ImmunoGen in writing that it wishes to be bound by or assume the rights and obligations of the Proposed In-Licensed Rights as they apply to Lilly and this Agreement, then (i) the Proposed In-Licensed Rights shall automatically be included in the ImmunoGen Technology hereunder, (ii) Lilly agrees to abide by all applicable terms and conditions of such license, sublicense or other agreement, as it relates to Lilly and this Agreement, [***] and (iv) such license, sublicense or other agreement shall be an “In-License Agreement” hereunder. Otherwise, notwithstanding anything to the contrary in this Agreement, the Proposed In-Licensed Rights will not be included within the ImmunoGen Know-How or ImmunoGen Patents and such license, sublicense or other agreement shall not be an “In-License Agreement” hereunder.
3.6Rights in Bankruptcy.
3.6.1Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by a Party to the other, including those set forth in Section 3.1 (License to Lilly) (collectively, the “Intellectual Property”) are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the

Parties shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code and any foreign counterpart thereto. The Parties acknowledge and agree that only the payments made under Section 0 (Royalties) shall constitute royalties within the meaning of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction.
3.6.2Rights of Non-Debtor Party in Bankruptcy. If a bankruptcy proceeding is commenced by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the non-debtor Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any Intellectual Property that is licensed to the non-debtor Party hereunder and all embodiments of such Intellectual Property, which, if not already in the non-debtor Party’s possession, shall be delivered to the non-debtor Party within [***] Business Days of such request; provided that the debtor Party is excused from its obligation to deliver the Intellectual Property to the extent the debtor Party continues to perform all of its obligations under this Agreement and the Agreement has not been rejected pursuant to the Bankruptcy Code or any analogous provision in any other country or jurisdiction.
Article 4
DEVELOPMENT, COMMERCIALIZATION AND MANUFACTURING
4.1Development.
4.1.1Development Responsibility. Lilly shall have sole responsibility for the conduct of Development activities under this Agreement and shall bear all costs and expenses incurred in connection with such Development activities. Notwithstanding the foregoing, Lilly shall use Commercially Reasonable Efforts to Develop and seek Regulatory Approval for Compounds and Products for each Lilly Target, including [***].
4.1.2Development Reports. On a Lilly Target-by-Lilly Target basis [***], no less frequently than [***] Lilly will provide ImmunoGen with a high-level written Development report summarizing the Development activities that Lilly and its Sublicensees and Affiliates have conducted for Compounds and Products with respect to the applicable Lilly Target in the prior Calendar Year [***].
4.1.3Compliance. All Development activities to be conducted by a Party under this Agreement shall be conducted in compliance with applicable Laws, including all applicable cGMP requirements, cGLP requirements and cGCP requirements.
4.2Commercialization. Lilly shall have sole responsibility for the conduct of Commercialization activities under this Agreement and shall bear all costs and expenses incurred in connection with such Commercialization activities. Notwithstanding the foregoing, Lilly shall use Commercially Reasonable Efforts to [***].
4.3Manufacturing. Lilly shall have sole responsibility for the conduct of Manufacturing activities under this Agreement and shall bear all costs and expenses incurred in connection with such Manufacturing activities.

4.4Technology Transfer. ImmunoGen shall promptly, but no later than [***], furnish to Lilly a data and information package that includes the ImmunoGen Know-How in ImmunoGen’s possession or control that is necessary or reasonably useful to Develop, Manufacture, seek Regulatory Approval and Pricing Approval for, or Commercialize the Compounds and Products in the Field in the Territory. ImmunoGen shall also furnish to Lilly the ImmunoGen Material in the quantities set forth on Schedule 4.4 (ImmunoGen Material) [***] Ownership of all right, title and interest in and to the ImmunoGen Material shall remain with ImmunoGen. ImmunoGen Material: (a) will be used only in the performance of activities conducted in accordance with the work plan set forth on Schedule 4.4 (ImmunoGen Material); (b) will not be used or delivered to or for the benefit of any Third Party without the prior written consent of ImmunoGen (except for permitted Subcontractors); and (c) will be used in compliance with applicable Law. [***].
4.5Records and Audits. Lilly shall, and shall require its Affiliates and Subcontractors to, maintain complete, current and accurate hard and electronic (as applicable) copies of records of all work conducted pursuant to its Development, Manufacturing and Commercialization activities under this Agreement, and all results, data, developments and Know-How made in conducting such activities, in accordance with Lilly’s internal record-keeping policies and procedures.
Article 5
REGULATORY
5.1Regulatory Activities. As between the Parties, Lilly shall have the sole right to prepare, obtain and maintain all INDs, Regulatory Approval Applications (including the setting of the overall regulatory strategy therefor), other Regulatory Approvals, Pricing Approvals and other submissions and to conduct communications with the Regulatory Authorities and Governmental Authorities in the Territory for the applicable Products. ImmunoGen shall, [***], cooperate with Lilly, as may be reasonably necessary, in preparing and filing INDs and obtaining Regulatory Approvals and Pricing Approvals for such Products and in the activities in support thereof. Lilly shall keep ImmunoGen reasonably informed of all Regulatory Filings and the Regulatory Approval status of the Products in [***], and promptly notify ImmunoGen in writing of (i) any material decision in the [***] or (ii) material correspondence by any Regulatory Authority in the [***], in each case ((i) and (ii)), regarding the ImmunoGen Platform or any Product. For clarity, the notification requirements in the foregoing (i) and (ii) shall include notice of decisions regarding an IND, NDA, BLA, clinical trial application (CTA), marketing authorization, partial or complete study holds, or requests from Regulatory Authorities to place a limitation on current or future development of a Product.
5.2Safety and Adverse Event Reporting. Within [***] of the Effective Date (and in any event, at least [***] prior to submission of the initial IND for the first Product), the Parties will meet to discuss and determine the desirability of entering into a separate, related safety data exchange agreement (the “Safety Data Exchange Agreement”) providing details related to managing adverse events that occur during Clinical Studies, safety issues arising from pre-clinical research and other safety and reporting practices and procedures in compliance with all applicable Laws [***]. The Parties will negotiate the terms of any such Safety Data Exchange Agreement in good faith. Any breach of the Safety Data Exchange Agreement by either Party shall not, in and of itself, be deemed to be a breach of this Agreement.
5.3Product Recalls. In the event any Regulatory Authority issues or requests a recall or takes similar action with respect to a Product that Lilly reasonably believes is or may be attributable to or otherwise relates to the ImmunoGen Technology, or in the event either Party reasonably believes that an event, incident or circumstance has occurred that may result in the need for such a recall, such Party shall promptly notify the other Party thereof. Following such notification, Lilly will, in its sole discretion, decide whether to conduct a recall or market withdrawal (except in the event of a recall or market withdrawal mandated by a Regulatory Authority, in which case it shall be required) or to take such other corrective action in any country and will control the manner in which any such recall, market withdrawal or corrective action is conducted; provided that Lilly shall keep ImmunoGen informed regarding any such recall, market withdrawal or corrective action. Lilly will bear all expenses of any such recall, market withdrawal or corrective action, including expenses of notification, destruction and return of the affected Product and any refund to customers of the amounts paid for such Product.
Article 6
UPFRONT FEE; MILESTONES AND ROYALTIES; PAYMENTS
6.1Upfront Fee. No later than [***] days following the Effective Date, Lilly shall pay ImmunoGen a one-time, non-refundable, non-creditable upfront payment of [***] for each Pre-Signing Lilly Target. The total amount payable by Lilly to ImmunoGen under this Section 6.1 (Upfront Fee) shall be [***].
6.2Additional Target Fee. With respect to each Additional Target, Lilly shall pay to ImmunoGen a one-time, non-refundable, non-creditable payment of [***] (the “Additional Target Fee”) within [***] days after confirmation of Lilly’s selection of such Additional Target for inclusion under this Agreement as a Lilly Target pursuant to Section 2.2 (Additional Targets). If Lilly exercises its right to select all [***] Additional Targets for inclusion as Lilly Targets under this Agreement, then the maximum amount payable by Lilly to ImmunoGen under this Section 6.2 (Additional Target Fee) shall be Thirty-Two Million Five Hundred Thousand Dollars ($32,500,000).
6.3Development Milestone Payments. In partial consideration for the rights and licenses granted to Lilly hereunder, within [***] days after the first achievement of each milestone event set forth in this Section 6.3 (Development Milestone Payments) with respect to a Lilly Target (each, a “Development Milestone Event”) by or on behalf of Lilly, any of its Affiliates or any Sublicensee, Lilly shall make a milestone payment to ImmunoGen in the amount set forth in this Section 6.3 (Development Milestone Payments) corresponding to such Development Milestone Event (each, a “Development Milestone Payment”). Each Development Milestone Payment shall be payable on a Lilly Target-by-Lilly Target basis, only upon the first achievement of the corresponding Development Milestone Event by a Product with respect to a Lilly Target, and no amounts shall be due for subsequent or repeated achievements of such Development Milestone Event with respect to the same Lilly Target.

Development Milestone Event	Development Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]

The Development Milestone Events are intended to be successive for each Lilly Target. If a Development Milestone Event is not achieved with respect to a Lilly Target prior to the achievement of the next successive Development Milestone Event with respect to such Lilly Target (such unachieved Development Milestone Event, the “Skipped Milestone Event,” and such next successive Development Milestone Event, the “Achieved Milestone Event”), then such Skipped Milestone Event shall be deemed to have been achieved with respect to such Lilly Target upon the achievement of the Achieved Milestone Event with respect to such Lilly Target. The Development Milestone Payment corresponding to a Skipped Milestone Event shall be due at the same time as the Development Milestone Payment corresponding to the Achieved Milestone Event.

6.4Commercial Milestone Payments. In partial consideration for the rights and licenses granted to Lilly hereunder, within [***] after the first achievement of each milestone event set forth in this Section 6.4 (Commercial Milestone Payments) with respect to a Lilly Target (each, a “Commercial Milestone Event”) by or on behalf of Lilly, any of its Affiliates or any Sublicensee, Lilly shall make a non-refundable and non-creditable milestone payment to ImmunoGen in the amount set forth in this Section 6.4 (Commercial Milestone Payments) corresponding to such Commercial Milestone Event (each, a “Commercial Milestone Payment”). Each Commercial Milestone Payment shall be payable on a Lilly Target-by-Lilly Target basis, only upon the first achievement of the corresponding Commercial Milestone Event with respect to a Lilly Target, and no amounts shall be due for subsequent or repeated achievements of such Commercial Milestone Event with respect to the same Lilly Target.

Commercial Milestone Event	Commercial Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

6.5Sales-Based Milestone Payments. In partial consideration for the rights and licenses granted to Lilly hereunder, on a Lilly Target-by-Lilly Target basis, in the event that the Annual Net Sales of a particular Product with respect to a Lilly Target by Lilly or any of its Affiliates or Sublicensees in a given Calendar Year exceeds a threshold (each, an “Annual Net Sales Milestone Threshold”) set forth in the left-hand column of the table in this Section 0 (Sales-Based Milestone Payments) (the “Annual Net Sales-Based Milestone Table”), Lilly shall pay to ImmunoGen a one-time milestone payment (each, an “Annual Net Sales-Based Milestone Payment”) in the corresponding amount set forth in the right-hand column of the Annual Net Sales-Based Milestone Table. In the event that in a given Calendar Year more than one (1) Annual Net Sales Milestone Threshold is exceeded, Lilly shall pay to ImmunoGen a separate Annual Net Sales-Based Milestone Payment with respect to each Annual Net Sales Milestone Threshold that is exceeded in such Calendar Year. Each such milestone payment shall be due within [***] after the end of the Calendar Year in which such milestone was achieved. Each Annual Net Sales-Based Milestone Payment shall be payable on a Lilly Target-by-Lilly Target basis, only upon the first achievement of such milestone with respect to a Lilly Target, and no amounts shall be due for subsequent or repeated achievements of such milestone with respect to the same Lilly Target.

Annual Net Sales Milestone Threshold	Annual Net Sales-Based Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

6.6Royalties. In further consideration of the licenses and other rights granted to Lilly, subject to Section 6.8 (Royalty and Milestone Adjustments), commencing upon the First Commercial Sale of a Product in a country in the Territory, on a Product-by-Product and country-by-country basis, Lilly shall pay to ImmunoGen tiered royalties on Net Sales of such Product in such country during the applicable Royalty Term (for clarity, excluding Net Sales of each Product in any country or other jurisdiction in the Territory for which the Royalty Term for such Product in such country or other jurisdiction has expired or is not in effect) during each Calendar Year at the following rates:

Annual Net Sales of a Product in the Territory	Incremental Royalty Rate
[***]	[***]
[***]	[***]

Annual Net Sales of a Product in the Territory	Incremental Royalty Rate
[***]	[***]

6.7Royalty Term. On a country-by-country and Product-by-Product basis, royalty payments in the Territory shall commence upon the First Commercial Sale of such Product in such country and shall expire upon the later of: [***] (the applicable “Royalty Term”). For clarity, following the expiry of the Royalty Term in a given country and for a given Product, the License shall automatically convert, without the need for any further act by either Party, to be perpetual, fully paid-up and royalty-free with respect to such country and Product in accordance with Section 12.1 (Term).
6.8Royalty and Milestone Adjustments. Notwithstanding Section 6.3 (Development Milestone Payments), Section 6.4 (Commercial Milestone Payments), Section 0 (Sales-Based Milestone Payments) or Section 0 (Royalties), but subject to Section 6.8.4 (Mechanics of Adjustments to Royalties and Milestones):
6.8.1Valid Claim Expiration. From and after the date on which a Product is sold in a particular country and is not covered by a Valid Claim of an ImmunoGen Patent or jointly owned Program Patent described in clause (a) of Section 0 (Royalty Term) [***], such Product, the royalty rates for such Product with respect to such country shall be reduced by [***] from the applicable rates set forth in Section 0 (Royalties) (as adjusted by Section 6.8.2 (Loss of Market Exclusivity) or Section 6.8.3 (Stacking)).
6.8.2Loss of Market Exclusivity. If, with respect to a Product and a country, there is a Loss of Market Exclusivity in such country in any Calendar Quarter during the Royalty Term for such Product, then the royalty rates for such Product in such country in such Calendar Quarter and each subsequent Calendar Quarter during the Royalty Term shall be [***] from the applicable rates set forth in Section 0 (Royalties) (as adjusted by Section 6.8.1 (Valid Claim or Regulatory Exclusivity Expiration) or Section 6.8.3 (Stacking)).
6.8.3Stacking. If: (a) Lilly becomes subject to any payment obligations pursuant to an In-License Agreement hereunder, or (b) Lilly or any of its Affiliates determines in good faith that it is required to obtain a license from a Third Party [***] to any Patent Right that, in the absence of such license, would be infringed by Lilly’s, its Affiliates’ or Sublicensees’ practice of the ImmunoGen Technology hereunder, and Lilly (or any of its Affiliates) actually enters into any such license, then in each case of (a) or (b), Lilly shall be entitled to deduct from the royalty payments due under Section 0 (Royalties) for such Product in a Calendar Quarter, [***] (collectively, the “Third Party Payments”) to the extent applicable to such Product during such Calendar Quarter.
6.8.4Mechanics of Adjustments to Royalties and Milestones; Royalty Floor. Any reductions set forth in this Section 6.8 (Royalty and Milestone Adjustments) shall be applied to the royalty rates payable to ImmunoGen under Section 0 (Royalties) in the order in which the event triggering such reduction occurs; provided that the adjustments made pursuant to this

Section 6.8 (Royalty and Milestone Adjustments) shall not cumulatively reduce by more than [***] the royalties that would otherwise be owed under Section 0 (Royalties); provided that [***].
6.8.5[***].
6.9Reports; Payment of Royalty. During the Term, within [***] days after the end of each Calendar Quarter, commencing with the Calendar Quarter during which the First Commercial Sale of the first Product is made anywhere in the Territory, Lilly shall furnish to ImmunoGen a report that contains the following information for the applicable Calendar Quarter, on a Product-by-Product and country-by-country basis: (a) Net Sales in both the local currency in which such amounts are invoiced and Dollars, and (b) the royalties payable under Section 0 (Royalties) specifying each adjustment, if any, to the royalty rate(s) as provided in Section 6.8 (Royalty and Milestone Adjustments) hereof. In addition, within [***] days following the end of any such Calendar Quarter, in advance of the foregoing report, Lilly shall provide to ImmunoGen a good faith estimate of the Net Sales booked in such Calendar Quarter. The royalties payable with respect to Net Sales of Products in such Calendar Quarter shall be due and payable on the date the final royalty report is due.
6.10Financial Records. Lilly shall, and shall cause its Affiliates and its and their Sublicensees to, keep full, clear and accurate records pertaining to Net Sales for a minimum period of [***] years after the relevant payment is owed pursuant to this Agreement, in sufficient detail to enable royalties and compensation payable to ImmunoGen hereunder to be calculated and verified.
6.11Audit; Audit Dispute.
6.11.1Audit. ImmunoGen shall have the right, not more than once each Calendar Year during the Term, to have [***] inspect Lilly’s records for the purpose of determining the accuracy of royalty payments for a period covering not more than [***] years following the Calendar Year to which they pertain. No period will be audited more than once and each audit must be reasonable in scope. The independent, certified public accountant selected shall keep confidential any information obtained during such inspection and shall report to ImmunoGen and Lilly only the amounts of Net Sales and royalties due and payable. Such audits may be exercised during normal business hours upon reasonable prior written notice to Lilly. ImmunoGen shall bear the full cost of such audit unless such audit discloses an underpayment by Lilly of more than [***], of the amount of royalties or other payments due under this Agreement for the audited period, in which case, Lilly shall bear the cost of such audit and shall remit to ImmunoGen the amount of any underpayment revealed by an audit within [***] days of the date the auditor’s written report is received. Any overpayment by Lilly revealed by an audit shall be refunded by ImmunoGen at the request of Lilly within [***] days of the receipt of the request.
6.11.2Audit Dispute. In the event of a dispute with respect to any audit under Section 6.11.1 (Audit), ImmunoGen and Lilly shall work in good faith to resolve such dispute. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***] days, the dispute shall be resolved pursuant to Section 13.2 (Dispute Resolution).

6.12Accounting. All payments hereunder shall be made in U.S. Dollars. Royalties shall be calculated based on Net Sales in U.S. Dollars, with the conversion of Net Sales in each country to U.S. Dollars according to the Lilly Standard Exchange Rate Methodology.
6.13Taxes. All payments made by Lilly to ImmunoGen hereunder shall be made without set-off or counterclaim and free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes, if any. In the event any of the payments made pursuant to this Agreement become subject to withholding taxes under the applicable Law of any jurisdiction [***] (a) Lilly shall make any applicable withholding payments due on behalf of ImmunoGen, (b) Lilly shall provide ImmunoGen with reasonable proof of payment of such withholding taxes, together with an accounting of the calculations of such taxes, within [***] days after such payment is remitted to the proper authority, and (c) any such withheld tax remitted by Lilly to the proper authority shall be treated as having been paid by Lilly to ImmunoGen for all purposes of this Agreement. The Parties shall cooperate reasonably in completing and filing documents required under the provisions of any Laws in connection with the making of any required withholding tax payment, or in connection with any claim to a refund of or credit for any such payment.
6.14Overdue Payments. Subject to the other terms of this Agreement, any payments hereunder not paid within the applicable time period set forth herein shall bear interest from the due date until paid in full, at a rate equal to the lesser of: (a) [***] or (b) the maximum interest rate permitted by Law in regard to such payments. Such interest shall be computed on the basis of a year of three hundred sixty (360) days, calculated from the due date until the date of payment; provided, however, that with respect to any disputed payments, no interest shall be due until such dispute is resolved and the interest that shall be payable thereon shall be based on the finally-resolved amount of such payment, calculated from the original date on which the disputed payment was due through the date on which payment is actually made. Such payments when made shall be accompanied by all interest so accrued. Such interest and the payment and acceptance thereof shall not negate or waive the right of ImmunoGen to any other remedy, legal or equitable, to which it may be entitled because of the delinquency of the payment.
Article 7
EXCLUSIVITY
7.1ImmunoGen Exclusivity Obligation. On a Lilly Target-by-Lilly Target basis, during the Term, neither ImmunoGen nor its Affiliates shall [***].
7.2Transactions Involving Competing Programs.
7.2.1ImmunoGen Acquisition of Existing Competing Program. If, after the Effective Date, any Third Party becomes an Affiliate of ImmunoGen that ImmunoGen controls (as such term is defined in the definition of “Affiliate”) as a result of a merger, acquisition, consolidation, asset sale, or other similar transaction (whether in a single transaction or series of related transactions), and, as of the closing date of such transaction, such Third Party is engaged in: [***], a “Competing Program”)[***].
7.2.2Existing Competing Program of an ImmunoGen Acquiror. If, after the Effective Date any Third Party (including, for clarity, a Lilly Competitor) becomes an Acquiror of ImmunoGen as a result of a Change of Control of ImmunoGen and, as of the closing date of such transaction, such Third Party is engaged in a Competing Program, then during the Term of this Agreement [***].
Article 8
INTELLECTUAL PROPERTY RIGHTS
8.1Ownership of Intellectual Property; Disclosure.
8.1.1Ownership. Except as otherwise expressly provided in this Agreement, ownership of all Know-How conceived, discovered, developed or otherwise made in the course of activities conducted pursuant to this Agreement and all Patent Rights and other intellectual property rights with respect thereto shall be based on inventorship, as inventorship is determined in accordance with United States patent law.
(a)Background IP and Foreground Platform IP.
(i)ImmunoGen shall be the sole owner of the ImmunoGen Technology, including the Foreground Platform IP.
(ii)Lilly shall be the sole owner of the Lilly Background IP and all improvements, modifications or enhancements to such Lilly Background IP arising during the Term.
(b)Program IP. Lilly shall be the sole owner of the Program IP.
8.1.2Disclosure of Inventions. During the Term: (a) Lilly shall promptly disclose in writing to ImmunoGen any Foreground Platform IP conceived, discovered, developed or otherwise made by or on behalf of Lilly or any of its Affiliates or Sublicensees, including all invention disclosures or other similar documents submitted to Lilly by its or its Affiliates’ or Sublicensees’ employees, agents, or independent contractors relating thereto; provided that, in respect of Lilly’s Sublicensees, the foregoing obligation shall only apply in respect of any Foreground Platform IP that constitutes an improvement to the ImmunoGen Platform that is licensed to such Sublicensee by Lilly under the applicable sublicense; and (b) ImmunoGen shall promptly disclose in writing to Lilly any Program IP or improvements to any Lilly Background IP conceived, discovered, developed or otherwise made by or on behalf of ImmunoGen or any of its Affiliates, including all invention disclosures or other similar documents submitted to ImmunoGen by its or its Affiliates’ employees, agents, or independent contractors relating thereto.
8.1.3Assignment.
(a)Reciprocal Assignment by the Parties. Lilly shall and hereby does assign to ImmunoGen all of Lilly’s rights, title, and interests in and to the Foreground Platform IP, and ImmunoGen hereby accepts such assignment. ImmunoGen shall and hereby does assign to Lilly all of ImmunoGen’s rights, title, and interests in and to the Program IP or any improvements to the Lilly Background IP, and Lilly hereby accepts such assignment.
(b)Covenants in Support of Assignment. Lilly shall take (and cause its Affiliates and Sublicensees (subject to the proviso in Section 8.1.2(a) above), and their respective employees, agents, and contractors to take) such further actions reasonably requested by ImmunoGen to evidence such assignment and to assist ImmunoGen in obtaining Patent Rights and other intellectual property protection for protectable Know-How within the Foreground Platform IP. Without limitation, Lilly shall cooperate with ImmunoGen if ImmunoGen applies for U.S. or foreign patent protection for patentable Know-How within the Foreground Platform IP and shall obtain the cooperation of the individual inventors of any such Foreground Platform IP.
8.1.4Acquiror IP. Notwithstanding anything to the contrary in this Agreement, in the event of a Change of Control of ImmunoGen where (a) the Acquiror merges with, consolidates with or acquires ImmunoGen or an Affiliate of ImmunoGen, or (b) ImmunoGen or an Affiliate of ImmunoGen transfers to an Acquiror all or substantially all of its assets to which this Agreement relates (each of (a) or (b), an “Acquisition Transaction”), then [***].
8.2Patent Prosecution and Maintenance.
8.2.1ImmunoGen Patents. ImmunoGen, acting through patent counsel or agents of its choice, shall have the sole right (but not the obligation), [***], to prepare, file, prosecute and maintain all ImmunoGen Patents (other than Product-Specific Patents).
8.2.2Product-Specific Patents. Lilly, acting through patent counsel or agents of its choice, shall have the first right (but not the obligation), [***] to prepare, file, prosecute and maintain all Product-Specific Patents. With respect to any Product-Specific Patent that [***] Lilly shall (i) keep ImmunoGen reasonably and promptly informed of all material steps with regard to the preparation, filing, prosecution and maintenance of such Product-Specific Patents; (ii) consider in good faith the requests and suggestions of ImmunoGen with respect to Lilly drafts and with respect to strategies for filing, prosecuting, defending and maintaining such Product-Specific Patents in the Territory; and (iii) give ImmunoGen the opportunity to provide, and shall not unreasonably refuse to accept or incorporate, comments on the preparation, filing, prosecution and maintenance of the Product-Specific Patents [***]. If Lilly decides to abandon or allow to lapse, or otherwise determines to not prosecute or defend, any of the Product-Specific Patents within the ImmunoGen Patents in any country or region in the Territory, Lilly shall inform ImmunoGen of such decision promptly and, in any event, so as to provide ImmunoGen a reasonable amount of time to meet any applicable deadline to establish or preserve such Product-Specific Patents in such country or region. ImmunoGen shall have the right to assume responsibility for continuing the prosecution, maintenance or defense of such Product-Specific Patents in such country or region and paying any required fees to maintain such Product-Specific Patents in such country or region or defending such Product-Specific Patents, in each case at [***] sole expense and through patent counsel or agents of its choice provided that ImmunoGen shall not continue such prosecution, maintenance or defense if Lilly objects to such prosecution, maintenance or defense consistent with Lilly’s strategic decision-making rights to [***]. ImmunoGen shall not become an assignee of Lilly’s interest in such Product-Specific Patents as a result of its assumption of such responsibility. Upon transfer of Lilly’s responsibility for prosecuting and maintaining any of the Product-Specific Patents, Lilly shall promptly deliver to ImmunoGen copies of all necessary files related to such Product-Specific Patents with respect to which responsibility has been transferred and shall take all actions and execute all documents reasonably necessary for ImmunoGen to assume such prosecution, maintenance and defense.

8.2.3Cooperation. Each Party agrees to cooperate reasonably with the other Party in the preparation, filing, prosecution and maintenance of any Patent Rights pursuant to this Section 8.2 (Patent Prosecution and Maintenance). Such cooperation includes executing all papers and instruments, or requiring employees or others to execute such papers or instruments, so as to effectuate the ownership of such Patent Rights and to enable the filing, prosecution, maintenance and extension thereof in any country or region. In addition, the Parties shall reasonably cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to the ImmunoGen Patents.
8.2.4Patent Term Extension. With respect to a Product, Lilly shall be responsible for making decisions regarding patent term extensions, including supplementary protection certificates, pediatric exclusivity, and any other extensions that are now or become available in the future, wherever applicable, for any ImmunoGen Patents and Program Patents covering such Product, in any country or other jurisdiction. Lilly shall have the sole responsibility of applying for, and ImmunoGen shall have no right to apply for, any extension (including patent term extension, supplementary protection certificate, and pediatric exclusivity) with respect to any such ImmunoGen Patents in the Territory in connection with the Product; provided that ImmunoGen’s written consent shall be required prior to applying for or obtaining any such extension with respect to any ImmunoGen Patent that covers or claims the ImmunoGen Platform, such consent not to be unreasonably withheld, conditioned or delayed. Lilly shall keep ImmunoGen fully informed of its efforts to obtain any extension pursuant to this Section 8.2.4 (Patent Term Extension). ImmunoGen shall provide prompt and reasonable assistance, as requested by Lilly, including by taking such action as patent holder as is required under any applicable law to obtain any such extension. Lilly shall pay all expenses in regard to obtaining any such extension in the Territory.
8.2.5Patent Listings. In connection with a Product, Lilly shall have the sole right to determine and make all filings with Regulatory Authorities in the Territory with respect to ImmunoGen Patents and Program Patents covering such Product, including as required or allowed in the United States, in the FDA’s Purple Book, or under other international equivalents; provided that ImmunoGen’s written consent shall be required prior to making any such filing with respect to any ImmunoGen Patent that covers or claims the ImmunoGen Platform, such consent not to be unreasonably withheld, conditioned or delayed. ImmunoGen shall (i) provide to Lilly all information, including a correct and complete list of ImmunoGen Patents covering the Product, necessary or reasonably useful to enable Lilly to make such filings with Regulatory Authorities in the Territory with respect to such Patent Rights, and (ii) cooperate with Lilly’s reasonable requests in connection therewith, including meeting any submission deadlines, in each case ((i) and (ii)), to the extent required or permitted by applicable Law.
8.3Enforcement of Patent Rights.
8.3.1Notice. If either Party becomes aware of any possible infringement of any ImmunoGen Patent that covers a Product (an “Infringement”), that Party shall promptly notify the other Party and provide it with all details of such Infringement of which it is aware (each, an “Infringement Notice”).

8.3.2Enforcement of ImmunoGen Patents. ImmunoGen shall have the sole right (but not the obligation) to take action to eliminate an Infringement with respect to any ImmunoGen Patent (other than a Product-Specific Patent) at its discretion, which may include the institution of legal proceedings or other action. [***]. Notwithstanding the foregoing, in the event such an Infringement is based on the development, commercialization or Exploitation of, or an application to register or market, a product containing a Compound, any Product, or Generic Equivalent thereof (“Product Infringement”), Lilly shall have the first right (but not the obligation) to prosecute such Product Infringement at [***] and shall keep ImmunoGen reasonably informed of any material development in such claim, suit or proceeding; provided that (a) [***]. ImmunoGen shall have the right to join as a party to any claim, suit or proceeding brought by Lilly with respect to any Product Infringement and to participate with its own counsel [***]. If Lilly does not bring an action or otherwise take reasonable steps to eliminate a Product Infringement within [***] days from any Infringement Notice, then ImmunoGen shall have the right and option to do so [***].
8.3.3Enforcement of Product-Specific Patents. Lilly shall have the first right (but not the obligation) to take action to address an Infringement with respect to any Product-Specific Patent by reasonable steps, which may include the institution of legal proceedings or other action. [***] ImmunoGen shall have the right to participate, and be represented by counsel that it selects, in any such legal proceedings or other action. If Lilly does not bring an action or otherwise take reasonable steps to eliminate the Infringement involving any Product-Specific Patent that is an ImmunoGen Patent within [***] days from any Infringement Notice, then ImmunoGen shall have the right and option to do so [***].
8.3.4Cooperation. In any action, suit or proceeding instituted under this Section 8.3 (Enforcement of Patent Rights), the Parties shall cooperate with and assist each other in all reasonable respects. Upon the reasonable request of the Party initiating such action, suit or proceeding, the other Party shall join such action, suit or proceeding and shall be represented by counsel of its own choice, at the requesting Party’s expense. Unless otherwise set forth herein, the Party that prosecutes and manages any Infringement in accordance with this Section 8.3 (Enforcement of Patent Rights) shall have the right to settle such claim; provided that [***].
8.3.5Recovery. Unless otherwise mutually agreed by the Parties, any damages, amounts received in settlement, judgment or other monetary awards recovered by either Party pursuant to this Section 8.3 (Enforcement of Patent Rights), whether by settlement or judgment (“Monies”), shall be allocated in the following order:
(a)[***];
(b)[***].
8.4Response to Biosimilar Applicants.
8.4.1Notice. In the event that either Party (a) receives a copy of an application submitted to the FDA under subsection (k) of Section 351 of the PHSA (a “Biosimilar Application”), whether or not such notice or copy is provided under any applicable Laws (including under the Biologics Price Competition and Innovation Act of 2009 (the “BPCIA”), the

United States Patient Protection and Affordable Care Act or implementing FDA regulations and guidance) applicable to the approval or manufacture of any biosimilar or interchangeable biological product (a “Proposed Biosimilar Product”) for which a Product is a “reference product,” as such term is used in the BPCIA, or (b) otherwise becomes aware that such a Biosimilar Application has been filed (such as in an instance described in Section 351(1)(9)(C) of the PHSA), then such Party shall promptly provide the other Party with written notice. Notwithstanding anything to the contrary in this Agreement but subject to the requirements of this Section 8.4 (Response to Biosimilar Applicants), Lilly shall have the first right, but not the obligation, to prosecute and manage any litigation with respect to such Proposed Biosimilar Product and any proceedings associated therewith, including any invalidity, unpatentability or unenforceability challenges, oppositions and post-grant proceedings in connection therewith, and ImmunoGen shall have the right to join as a party to such litigation and any proceedings associated therewith and participate with its own counsel at its own expense. In the absence of prior written permission from Lilly, ImmunoGen shall have no right to independently initiate and prosecute any litigation with respect to such Proposed Biosimilar Product and any proceedings associated therewith.
8.4.2Access to Confidential Information. Upon written request from ImmunoGen and to the extent permitted by applicable Laws, Lilly shall provide ImmunoGen with confidential access to the Biosimilar Application and such other information that describes the process used to manufacture the Proposed Biosimilar Product, in each case, to the extent provided to Lilly by the Third Party that submitted the Biosimilar Application (the “Applicant”); provided, however, [***].
8.4.3Proposed Patent List.
(a)Preparation of Proposed Patent List. Not later than [***] days from the date of receipt by Lilly of a copy of a Biosimilar Application and related manufacturing information, Lilly, with cooperation from ImmunoGen shall prepare and provide ImmunoGen with a list (the “Proposed Patent List”) of [***]. As soon as practicable following the date of receipt by ImmunoGen of the Proposed Patent List, ImmunoGen and Lilly shall discuss in good faith the ImmunoGen Patents to be included on the Proposed Patent List and Lilly shall consider in good faith ImmunoGen’s proposals for changes to the Proposed Patent List with respect to any ImmunoGen Patents; provided [***]. Not later than [***] days following Lilly’s receipt of the Biosimilar Application and related manufacturing information, Lilly shall provide the Applicant with a copy of the Proposed Patent List; provided, however, [***]. Notwithstanding the enforcement rights with respect to the ImmunoGen Patents set forth in Section 8.3 (Enforcement of Patent Rights), Lilly shall have the right to include any ImmunoGen Patent that is a Product-Specific Patent on the Proposed Patent List; provided, however [***].
(b)Disclosure of Applicant Response. Provided that [***], Lilly shall provide to ImmunoGen the response from the Applicant with regard to any ImmunoGen Patent included on the Proposed Patent List, including any response required by the BPCIA (the “Applicant Response”) [***].
(c)Preparation of Lilly Response. Not later than [***] days from the date of receipt by Lilly of the Applicant Response, Lilly, with cooperation and assistance from ImmunoGen, shall prepare and provide to ImmunoGen a proposed response (the “Lilly Response”)

that [***]. The Lilly Response shall include only the foregoing and shall not be construed to include any proposed response to the Applicant relating to any Patent Rights other than the ImmunoGen Patents. Any actual response to the Applicant under the BPCIA and all decisions relating to subsequent procedures under the BPCIA with regard to any Patent Right other than those included within the ImmunoGen Patents shall be within the sole discretion of Lilly. As soon as practicable following the date of receipt by ImmunoGen of the proposed Lilly Response, the Parties shall discuss in good faith the statements in the proposed Lilly Response and Lilly shall consider in good faith ImmunoGen’s proposals for changes to the Lilly Response. Not later than [***] days following Lilly’s receipt of the Applicant Response, Lilly shall provide the Applicant with a copy of the Lilly Response; provided, however [***].
(d)Inclusion of ImmunoGen Patents. [***].
(e)Negotiation; ImmunoGen Rights. As soon as possible following the date on which Lilly provides the Applicant with a copy of the Lilly Response, Lilly shall have the sole right to commence good faith negotiations with the Applicant for a period of not more than [***] days (the “Negotiation Period”) in an effort to reach agreement on the Patent Rights on the Proposed Patent List (the “Infringed Patent List”) that shall be the subject of an immediate patent infringement litigation pursuant to Section 351(1)(6) of the PHSA (an “Immediate Patent Infringement Action”); provided, however, [***].
(f)Supplements to Proposed Patent List. ImmunoGen shall provide Lilly with a copy of any U.S. patent within the ImmunoGen Patents issued after Lilly has provided the Proposed Patent List to the Applicant within [***] days after such issuance. As soon as practicable following the date of receipt by Lilly of any such patent, ImmunoGen and Lilly shall discuss in good faith whether such patent would be infringed by the manufacture or sale of the Proposed Biosimilar Product. Lilly shall provide the Applicant with a supplement to the Proposed Patent List to include such patent not later than [***] days after the issuance of such patent [***].
8.4.4Claims, Suits and Proceedings.
(a)Immediate Patent Infringement Action. With respect to any ImmunoGen Patents that are to be the subject of an Immediate Patent Infringement Action, the Parties’ respective rights and obligations with respect to the litigation of such patents (including rights to initiate, step in, participate in, settle and share amounts recovered pursuant to such Immediate Patent Infringement Action, and obligations to pay legal costs and expenses with respect to such Immediate Patent Infringement Action) shall be as set forth in Section 8.3 (Enforcement of Patent Rights) and deemed to be a Product Infringement, except that [***].
(b)Pre-Marketing Litigation. Either Party shall notify the other Party within [***] days of receiving any notice of commercial marketing provided by the Applicant pursuant to Section 351(l)(8)(A) of the PHSA (the “Premarket Notice”). Thereafter, the Parties’ respective rights and obligations with respect to any litigation pursuant to Section 351(l)(8)(B) of the PHSA (including rights to initiate, step in, participate in, settle and share amounts recovered pursuant to such action, and obligations to pay legal costs and expenses with respect to such action) shall be as set forth in Section 8.3 (Enforcement of Patent Rights) and deemed to be a Product Infringement.

(c)Cooperation; Standing. [***].
8.4.5Invalidity or Unenforceability Defenses or Actions. In the event that the Applicant asserts, as a defense or as a counterclaim in any infringement action under Section 8.4.4 (Claims, Suits and Proceedings), that any of the ImmunoGen Patents is invalid or unenforceable, then the Parties’ respective rights and obligations with respect to the response to such defense or the defense against such counterclaim, as applicable, (including rights to initiate, step in, participate in, settle and share amounts recovered pursuant to such action, and obligations to pay legal costs and expenses with respect to such action) shall be as set forth in Section 8.3 (Enforcement of Patent Rights); provided that [***]. In all other cases, including any declaratory judgment action or similar action or claim filed by an Applicant asserting that any of the ImmunoGen Patents is invalid or unenforceable (as in a declaratory judgment action brought by the Applicant following the Premarket Notice), the Parties’ respective rights and obligations with respect to such action (including rights to initiate, step in, participate in, settle and share amounts recovered pursuant to such action, and obligations to pay legal costs and expenses with respect to such action) shall be as set forth in Section 8.3 (Enforcement of Patent Rights); provided that [***].
8.4.6Changes in Applicable Law. The Parties have agreed to the provisions of this Section 8.4 (Response to Biosimilar Applicants) on the basis of the BPCIA and other applicable Laws in effect as of the Effective Date. If there are any material changes to the BPCIA or other applicable Laws that would affect these provisions, the Parties shall discuss amendments to this Section 8.4 (Response to Biosimilar Applicants) in good faith.
8.5Defense of Claims. If any action, suit or proceeding is brought or threatened against either Party or an Affiliate or Sublicensee alleging infringement of the intellectual property of a Third Party by reason of use by Lilly or an Affiliate or Sublicensee of the ImmunoGen Technology in the Exploitation of any Product, the Party first receiving notice of such actual or threatened action, suit or proceeding shall notify the other Party promptly, and the Parties shall as soon as practicable thereafter confer in good faith regarding the appropriate response.
8.6Product Trademarks. All Products shall be sold under one or more Trademarks selected and owned by Lilly or its Affiliates or Sublicensees in the Territory. As between the Parties, Lilly shall control the preparation, prosecution and maintenance of applications related to all such Trademarks in the Territory, at its sole cost and expense and at its sole discretion. ImmunoGen shall notify Lilly promptly upon learning of any actual, alleged or threatened infringement of a Trademark applicable to a Product in the Territory, or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses in the Territory. As between the Parties, all of the costs, expenses and legal fees in bringing, maintaining and prosecuting any action to maintain, protect or defend any Trademark owned by Lilly or its Affiliate or Sublicensee hereunder, and any damages or other recovery, shall be Lilly’s sole responsibility, and taken in its sole discretion.
Article 9
CONFIDENTIALITY
9.1Confidentiality Obligations. At all times during the Term and for a period of [***] years following termination or expiration hereof in its entirety, each Party shall, and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is necessary or reasonably useful for the performance of, or the exercise of such Party’s rights under, this Agreement. Notwithstanding the foregoing, to the extent the receiving Party can demonstrate by documentation or other competent proof, the confidentiality and non-use obligations under this Section 9.1 (Confidentiality Obligations) with respect to any Confidential Information shall not include any information that:

9.1.1has been published by a Third Party or otherwise is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party;
9.1.2has been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information;
9.1.3is subsequently received by the receiving Party from a Third Party without restriction and without breach of any agreement between such Third Party and the disclosing Party;
9.1.4that is generally made available to Third Parties by the disclosing Party without restriction on disclosure; or
9.1.5has been independently developed by or for the receiving Party without reference to, or use or disclosure of, the disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination is in the public domain or in the possession of the receiving Party.

9.2Permitted Disclosures.
9.2.1Each Party may disclose the Confidential Information of the other Party to the extent that such disclosure is:
(a)in the reasonable opinion of the receiving Party’s legal counsel, required to be disclosed pursuant to law, regulation or a valid order of a court of competent jurisdiction or other supranational, federal, national, regional, state, provincial and local governmental body of competent jurisdiction, (including by reason of filing with securities regulators, but subject to Section 9.4 (Public Announcements)); provided that the receiving Party shall first have given prompt written notice (and to the extent possible, at least [***] notice) to the disclosing Party and given the disclosing Party a reasonable opportunity to take whatever action it deems necessary to protect its Confidential Information (for example, quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or governmental body or, if disclosed, be used only for the purposes for which the order was issued). In the event that no protective order or other remedy is obtained, or the disclosing Party waives compliance with the terms of this Agreement, the receiving Party shall furnish only that portion of Confidential Information that the receiving Party is advised by counsel is legally required to be disclosed;
(b)made by or on behalf of the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for any Regulatory Approval or Pricing Approval in accordance with the terms of this Agreement; provided that reasonable measures shall be taken to assure confidential treatment of such Confidential Information to the extent practicable and consistent with applicable Law;
(c)made by or on behalf of the receiving Party as of the Effective Date in response to a valid request by a U.S., state, foreign, provincial, or local tax authority, in which case either Party may disclose a copy of this Agreement without redaction (including any exhibits, appendices, ancillary agreements, and amendments hereto) and without the requirement of notice to the disclosing Party; or
(d)made by or on behalf of the receiving Party to a patent authority as may be necessary or reasonably useful for purposes of preparing, obtaining, defending or enforcing a Patent Right in accordance with the terms of this Agreement; provided that reasonable measures shall be taken to assure confidential treatment of such Confidential Information, to the extent such protection is available.
9.2.2Each Party and its Affiliates (and, in the case of Lilly, Sublicensees) may disclose Confidential Information of the other Party to its or their advisors, consultants, clinicians, vendors, service providers, contractors, existing or prospective collaboration partners, licensees, sublicensees, or other Third Parties in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement; provided that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information that are no less restrictive than the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 9 (Confidentiality).
9.2.3Each Party may disclose the existence and terms of this Agreement to the extent that such disclosure is:
(a)made by the receiving Party or its Affiliates to their respective financial and external legal advisors who have a need to know the existence and terms of this Agreement and are either under professional codes of conduct giving rise to expectations of confidentiality and non-use or under written agreements of confidentiality and non-use, in each case, no less restrictive than those set forth in this Agreement; provided that the receiving Party shall remain responsible for any failure by such financial and external legal advisors to treat such Confidential Information as required under this Article 9 (Confidentiality); or
(b)made by the receiving Party or its Affiliates to potential or actual investors, acquirers, (sub)licensees, lenders and other financial or commercial partners as may be necessary in connection with their evaluation of such potential or actual investment, acquisition, (sub)license, debt transaction or collaboration; provided that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information that are no less restrictive than the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 9 (Confidentiality) (other than the requirement that such obligations continue for [***] years following the Term, with such obligation to instead extend for a period customarily applied in confidential disclosure agreements entered into by such investors, acquirers, (sub)licensees, lenders or other financial and commercial partners).
9.3Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or Trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 9.3 (Use of Name) shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by applicable Law; provided that such Party shall submit the proposed disclosure identifying the other Party in writing to the other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon.
9.4Public Announcements. The Parties have agreed upon the content of a press release, which shall be issued by ImmunoGen substantially in the form attached hereto as Schedule 9.4 (Public Announcement). Neither Party shall issue any other public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure by either Party that is, in the opinion of its counsel, required by applicable Law or the rules of a stock exchange on which the securities of such Party are listed. In the event that either Party is, in the opinion of its counsel, required by applicable Law or the rules of a stock exchange on which its securities are listed to make such a public disclosure, such Party shall submit the proposed disclosure (together with the reasons for the disclosure requirement and notification of the time and place where the disclosure shall be made) in writing to the other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon, and such first Party shall consider the other Party’s comments thereon in good faith.
9.5Publications. Lilly shall have the sole right to publish, present or otherwise disclose the results of its Development of Compounds and Products; provided that (a) at least [***] days prior to making any such publication, presentation or disclosure, Lilly shall provide ImmunoGen with a copy of such publication, presentation or disclosure (and the intended date of such publication, presentation or disclosure) and Lilly shall (i) review and consider in good faith any comments provided by ImmunoGen and (ii) redact any Confidential Information of ImmunoGen upon ImmunoGen’s reasonable request and (b) Lilly shall not publish, present or otherwise disclose any results related to the ImmunoGen Platform without ImmunoGen’s prior written consent; provided [***].
9.6Return of Confidential Information. Upon the effective date of the termination of this Agreement for any reason, either Party may request in writing, and the other Party shall either, with respect to Confidential Information to which such first Party does not retain rights under the surviving provisions of this Agreement: (a) as soon as reasonably practicable, destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (b) as soon as reasonably practicable, deliver to the requesting Party, at the other Party’s expense, all copies of such Confidential Information in the possession of the other Party; provided that the other Party shall be permitted to retain one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder, as required by applicable Law, or for archival purposes. Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose.

9.7[***].
9.8Survival. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 9.1 (Confidentiality Obligations).
Article 10
REPRESENTATIONS AND WARRANTIES
10.1Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:
10.1.1such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;
10.1.2such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;
10.1.3this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity); and
10.1.4the execution, delivery and performance of this Agreement by such Party do not conflict with and do not violate: (a) such Party’s charter documents, bylaws or other organizational documents; (b) in any material respect, any agreement or any provision thereof, or any instrument or understanding, oral or written, to which it is a party or by which it is bound; (c) any applicable Law; or (d) any order, writ, judgment, injunction decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over such Party.
10.2Representations and Warranties of ImmunoGen. ImmunoGen hereby represents and warrants to Lilly as of the Effective Date:

10.2.1to ImmunoGen’s knowledge, none of the issued patents within the ImmunoGen Patents is invalid or unenforceable;
10.2.2none of the Pre-Signing Lilly Targets set forth in Schedule 2.1 (Pre-Signing Lilly Targets) are subject to an Internal Program or Blocking Agreement, and ImmunoGen and its Affiliates have not granted, and will not grant during the Term, any rights (or other encumbrances) to any Third Party under the ImmunoGen Technology that prevent or conflict with the rights granted to Lilly hereunder;
10.2.3[***];
10.2.4ImmunoGen has received no written notice from a Third Party claiming that the use of the ImmunoGen Technology pursuant to the License will infringe the issued patents of any such Third Party;
10.2.5there is no pending or, to ImmunoGen’s knowledge (without having conducted, or having any duty to conduct, any inquiry), threatened, litigation that alleges that the use of the ImmunoGen Technology pursuant to the License would infringe or misappropriate any intellectual property rights of any Third Party; and
10.2.6the inventions claimed or covered by the ImmunoGen Patents: (a) were not conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by, or otherwise using the resources of, any Governmental Authority (whether of the U.S., the United Kingdom, or otherwise); (b) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e) and (c) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401 (the “Bayh-Dole Act”). ImmunoGen and its Affiliates have complied with the applicable provisions of the Bayh-Dole Act, in a manner that protects and preserves ImmunoGen’s right, title and interest in such inventions to the maximum extent permitted by Law.
10.3Additional Mutual Representations, Warranties, and Covenants.
10.3.1Each Party hereby covenants to the other Party that in performing its obligations or exercising its rights under this Agreement, such Party, its Affiliates, and its and their (sub)licensees/Sublicensees, shall comply with all applicable Law, including all anti-corruption Laws and anti-bribery Laws.
10.3.2Each Party represents, warrants and covenants to the other Party that neither it nor its officers, employees, agents, consultants or any other person used by such Party in the performance of the respective research and development activities under this Agreement is: (a) debarred or disqualified under the FFDCA; (b) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program; or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action. Each Party will not during the Term knowingly, employ or use, directly or indirectly, including through Affiliates the services of any such person. In the event that either

Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, directly or indirectly, including through Affiliates or, in the case of Lilly, Sublicensees, which directly or indirectly relate to activities contemplated by this Agreement, such Party shall promptly notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.
10.4Compliance.
10.4.1Compliance with this Agreement. Each of the Parties shall, and shall cause their respective Affiliates to, comply in all material respects with the terms of this Agreement.
10.4.2Compliance with Applicable Laws. Each Party covenants to the other that in the performance of its obligations under this Agreement, such Party shall comply with, and shall cause its Affiliates and its Affiliates’ employees and contractors to comply, with all Applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Laws.
10.4.3Compliance with Party-Specific Regulations. In carrying out their respective obligations under this Agreement, the Parties agree to cooperate with each other as may reasonably be required to help ensure that each is able to fully meet its obligations with respect to all judgments, decrees, orders or similar decisions issued by any Governmental Authority specific to a Party, and all consent decrees, corporate integrity agreements, or other agreements or undertakings of any kind by a Party with any Governmental Authority, in each case as the same may be in effect from time to time and applicable to a Party’s activities contemplated by this Agreement (the “Party-Specific Regulations”). Each Party shall be responsible for providing the other Party with any Party-Specific Regulations applicable to the other Party, including any updates to such Party-Specific Regulations, and the covenant in the preceding sentence shall only apply to the extent such Party-Specific Regulations and any updates thereto have been provided to the other Party. Neither Party shall be obligated to pursue any course of conduct that would result in such Party being in material breach of any Party-Specific Regulation applicable to it; provided that in the event that a Party refuses to fulfill its obligations under this Agreement in any material respect on such basis, the other Party shall have the right to terminate this Agreement in accordance with Section 12.2.1 (Termination for Cause); however, under such circumstances, such termination, including the applicable effects of such termination set forth in Sections 12.3 (Effects of Termination), shall be the sole remedy for such terminating Party and such terminating Party shall not be entitled to any other remedy under law or equity. All Party-Specific Regulations are binding only in accordance with their terms and only upon the Party to which they relate.
10.4.4Compliance with Internal Compliance Codes. All Internal Compliance Codes shall apply only to the Party to which they relate. The Parties agree to cooperate with each other to help ensure that each Party is able to comply with the substance of its respective Internal Compliance Codes and, to the extent practicable, each Party shall operate in a manner consistent with its Internal Compliance Codes applicable to its performance under this Agreement. “Internal Compliance Codes,” as used in this Section 10.4.4 (Compliance with Internal Compliance Codes), means a Party’s internal policies and procedures intended to ensure that a Party complies with Applicable Laws, Party-Specific Regulations, and such Party’s internal ethical, medical and similar standards.
10.4.5Compliance with Anti-Corruption Laws. In connection with this Agreement, the Parties shall comply with all applicable local, national, and international laws, regulations, and industry codes dealing with government procurement, conflicts of interest, corruption or bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any laws enacted to implement the Organisation of Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions.
10.4.6Compliance with Privacy Laws. In connection with this Agreement, ImmunoGen and its Affiliates, and any Person acting for or on its or their behalf, will comply with all Applicable Laws with respect to data protection and privacy laws with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of personal information, including providing any notice, obtaining any consent or prior authorization, and conducting any assessment required under applicable Laws.
10.4.7Compliance with Trade Sanctions. In connection with this Agreement:
(a)The Parties agree to comply with all applicable trade sanctions and export control laws and regulations, including where applicable the U.S. trade sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control (31 C.F.R. Part 501 et seq.), the U.S. Export Administration Regulations (15 C.F.R. Part 734 et seq.), and European Union trade sanctions and export laws (including without limitation Council Regulation (EC) No. 428/2009 (as amended)).
(b)Each Party represents and warrants that neither it, its directors, executive officers, agents, shareholders nor any person having a controlling interest in each Party (on behalf of themselves), is (i) a person targeted by trade of financial sanctions under the laws and regulations of the United Nations, the United States, the European Union and its Member States, the United Kingdom or any other jurisdiction that is applicable to the licenses granted hereunder or activities contemplated by this Agreement, including but not limited to persons designated on the U.S. Department of the Treasury, Office of Foreign Assets Control’s List of Specially Designated Nationals and Other Blocked Persons and Consolidated Sanctions List, the U.S. State Department's Non-proliferation Sanctions Lists, the UN Financial Sanctions Lists, the EU's Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions, and the UK HM Treasury Consolidated Lists of Financial Sanctions Targets; (ii) incorporated or headquartered in, or organized under the laws of, a territory subject to comprehensive U.S. sanctions (each, a “Sanctioned Territory”) (currently, Cuba, Iran, Crimea, North Korea, Syria and Venezuela but subject to change at any time) or (iii) directly or indirectly owned or controlled by such persons (together “Restricted Person”). Each Party further represents and warrants that each Party (on behalf of themselves) shall notify the other Party in writing immediately if a Party or any of its directors, executive officers, agents, shareholders or any person having a controlling interest in a Party becomes a Restricted Person or becomes directly or indirectly owned or controlled by one or more Restricted Persons.
10.4.8Prohibited Conduct. Without limiting the other obligations of the Parties set forth in this Section 10.4 (Compliance), each Party covenants to the other that, as of the Effective Date and in the performance of its obligations under this Agreement through the expiration and termination of this Agreement, such Party and, to its knowledge, its Affiliates and its and its Affiliates’ employees and contractors, in connection with the performance of their respective obligations under this Agreement, have not made, offered, given, promised to give, or authorized, and will not make, offer, give, promise to give, or authorize, any bribe, kickback, payment or transfer of anything of value, directly or indirectly through Third Parties, to any Government Official for the purpose of: (a) improperly influencing any act or decision of the Person or Government Official; (b) inducing the Person or Government Official to do or omit to do an act in violation of a lawful or otherwise required duty; (c) securing any improper advantage; or (d) inducing the Person or Government Official to improperly influence the act or decision of any organization, including any government or government instrumentality, to assist any Party in obtaining or retaining business. For the purpose of this Section 10.4.8 (Prohibited Conduct), “Government Official” means: (x) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital; (y) any candidate for political office, any political party or any official of a political party, in each case for the purpose of obtaining or retaining business for or with, or directing business to, any Person, including either Party; or (z) any Person acting in an official capacity on behalf of any of the foregoing.
10.5Disclaimer. Except as otherwise expressly set forth in this Article 10 (Representations and Warranties) of this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENT RIGHTS ARE VALID OR ENFORCEABLE, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.
Article 11
INDEMNIFICATION
11.1Indemnification by Lilly. Lilly shall indemnify, defend and hold harmless ImmunoGen, its Affiliates, their respective directors, officers, employees, consultants and agents, and their respective successors, heirs and assigns (the “ImmunoGen Indemnitees”), from and against all liabilities, damages, losses and expenses (including reasonable attorneys’ fees and expenses of litigation) (collectively, “Losses”) incurred by or imposed upon the ImmunoGen Indemnitees, or any of them, as a direct result of any Third Party claims, suits, actions, demands or judgments, including personal injury and product liability matters (collectively, “Third Party Claims”), arising out of:
11.1.1a material breach of this Agreement by Lilly;

11.1.2the Exploitation of any Product by Lilly or any of its Affiliates, Sublicensees or Subcontractors; or
11.1.3the gross negligence or willful misconduct of Lilly or any of its Affiliates, Sublicensees or Subcontractors;

except in each case to the extent any such Third Party Claim or Losses result from a material breach of this Agreement by ImmunoGen, or the negligence or willful misconduct of ImmunoGen or any of its Affiliates; provided that with respect to any such Third Party Claim for which ImmunoGen also has an obligation to any Lilly Indemnitee pursuant to Section 11.2 (Indemnification by ImmunoGen), Lilly shall indemnify each ImmunoGen Indemnitee for its Losses to the extent of Lilly’s responsibility, relative to ImmunoGen (or to Persons for whom ImmunoGen is legally responsible), for the facts underlying the Third Party Claim.

11.2Indemnification by ImmunoGen. ImmunoGen shall indemnify, defend and hold harmless Lilly, its Affiliates, their respective directors, officers, employees, consultants and agents, and their respective successors, heirs and assigns (the “Lilly Indemnitees”), from and against all Losses incurred by or imposed upon the Lilly Indemnitees, or any of them, as a direct result of any Third Party Claims arising out of:
11.2.1a material breach of this Agreement by ImmunoGen; or
11.2.2the gross negligence or willful misconduct of ImmunoGen or any of its Affiliates;

except in each case to the extent any such Third Party Claim or Losses result from a material breach of this Agreement by Lilly, or the negligence or willful misconduct of Lilly or any of its Affiliates, Sublicensees, Subcontractors, or agents, or the Exploitation of any Product by Lilly or any of its Affiliates, Sublicensees, Subcontractors, or agents; provided that with respect to any such Third Party Claim for which Lilly also has an obligation to any ImmunoGen Indemnitee pursuant to Section 11.1 (Indemnification by Lilly), ImmunoGen shall indemnify each Lilly Indemnitee for its Losses to the extent of ImmunoGen’s responsibility, relative to Lilly (or to Persons for whom Lilly is legally responsible), for the facts underlying the Third Party Claim.

11.3Conditions to Indemnification. A Person seeking indemnification under this Article 11 (the “Indemnified Party”) in respect of a Third Party Claim shall give prompt notice of such Third Party Claim to the Party from which recovery is sought (the “Indemnifying Party”) and shall permit the Indemnifying Party to assume direction and control of the defense of the Third Party Claim, provided that the Indemnifying Party shall (a) act reasonably and in good faith with respect to all matters relating to the defense or settlement of such Third Party Claim as the defense or settlement relates to the Indemnified Party, and (b) not settle or otherwise resolve such Third Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Indemnifying Party may, without the Indemnified Party’s prior written consent, agree or consent to any settlement or other resolution of such Third Party Claim which requires solely money damages paid by the Indemnifying Party, and which includes as an unconditional term thereof the giving by such claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such Third Party Claim.

11.4[***].
11.5Limitation of Liability. EXCEPT (A) FOR A BREACH OF ARTICLE 7 (EXCLUSIVITY), (B) FOR A BREACH OF Article 9 (CONFIDENTIALITY), OR (C) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY FOR CLAIMS THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS Article 11 (INDEMNIFICATION), NEITHER IMMUNOGEN NOR LILLY, NOR ANY OF THEIR RESPECTIVE AFFILIATES, LICENSORS, LICENSEES OR SUBLICENSEES, SHALL BE LIABLE TO THE OTHER PARTY, ITS AFFILIATES OR SUBLICENSEES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.
Article 12
TERM AND TERMINATION
12.1Term. This Agreement shall commence as of the Effective Date and, unless terminated earlier, shall expire (a) on a Product-by-Product and country-by-country basis upon expiration of the Royalty Term applicable to such Product and such country and (b) in its entirety upon the expiration of the last to expire Royalty Term (the “Term”). Upon expiration of this Agreement with respect to a Product and country, the License for such Product in such country shall become perpetual, fully paid up, non-exclusive, royalty free and irrevocable.
12.2Termination.
12.2.1Termination for Cause. Subject to Section 12.2.2 (Lilly Option to Continue Agreement), either Party may terminate this Agreement, effective upon written notice to the other Party, upon any material breach by the other Party (the “Breaching Party”) of any obligation or condition of this Agreement that remains uncured [***] after the non-breaching Party (the “Non-Breaching Party”) first gives written notice of such breach to the Breaching Party describing such breach in reasonable detail; provided, however, that if the nature of the asserted breach (other than a breach for non-payment) is such that more than [***] days are reasonably required to cure, then the cure period shall be extended for a period not to exceed an additional [***] days so long as the Party seeking to cure the asserted breach is diligently pursuing such cure to completion. Notwithstanding anything to the contrary contained herein, if the allegedly Breaching Party (a) disputes either (i) whether a material breach has occurred or (ii) whether the material beach has been timely cured, and (b) provides written notice of such dispute to the Non-Breaching Party within the above time periods, then the matter shall be addressed under the dispute resolution provisions of Section 13.2 (Dispute Resolution), and Non-Breaching Party may not

terminate this Agreement until it has been determined under Section 13.2 (Dispute Resolution) that the allegedly Breaching Party is in material breach of this Agreement, and such Breaching Party further fails to cure such breach within [***] days (or such longer or shorter period as determined by [***] such dispute resolution) after the conclusion of the dispute resolution procedure; provided, however, that the foregoing shall not apply to any breach for non-payment of any payments required hereunder.
12.2.2Lilly Option to Continue Agreement. [***].
12.2.3Termination by Lilly for Convenience. Lilly may terminate this Agreement (a) in its entirety, (b) on a Lilly Target-by-Lilly Target basis, or (c) following the filing of an IND for a Product, on a Product-by-Product basis, in each case ((a) - (c)), upon [***] days’ prior written notice to ImmunoGen.
12.2.4Termination for Insolvency. In the event that either Party (or a parent of such Party) (a) files for protection under bankruptcy or insolvency Laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [***] days after such filing, (d) is a party to any dissolution or liquidation, or (e) files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within [***] days of the filing thereof, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.
12.3Effects of Termination.
12.3.1Without limiting any other legal or equitable remedies that either Party may have under this Agreement, in the event of a termination of this Agreement in its entirety or with respect to one or more Products or Targets, all rights and licenses granted to Lilly under this Agreement with respect to the Terminated Products and Terminated Targets shall immediately terminate and Lilly and its Affiliates shall cease any and all Exploitation of such Terminated Products and Terminated Targets; provided that any sublicense by Lilly to a Third Party under any sublicense or license granted by ImmunoGen to Lilly under this Agreement shall, at the Sublicensee’s written election delivered to ImmunoGen within [***] days of Lilly being provided with written notice of such termination, survive such termination on the condition that the relevant Sublicensee is not, at the time of such termination, in material breach of any of its obligations under such sublicense. In order to effect this provision, at the request of the Sublicensee, ImmunoGen shall enter into a direct license with the Sublicensee on substantially the same terms as the applicable sublicense to the extent such terms relate to the sublicensed technology, provided that the financial terms of such direct license shall be the same terms as set forth in this Agreement with respect to the sublicensed technology.
12.3.2Notwithstanding the termination of Lilly’s licenses and other rights under this Agreement, Lilly and its Affiliates and Sublicensees shall have the right for [***] months after the effective date of such termination to sell or otherwise dispose of all Terminated Products then in its or their respective inventory[***]
12.4Accrued Rights; Surviving Provisions of the Agreement.

12.4.1Accrued Rights. Termination or expiration of this Agreement either in its entirety or with respect to one or more Targets or Products for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination or expiration, including the payment obligations under Article 6 (Upfront Fee; Milestones and Royalties; Payments), and any and all damages or remedies arising from any breach hereunder. Such termination or expiration shall not relieve any Party from obligations which are expressly indicated to survive expiration or termination of this Agreement.
12.4.2Surviving Provisions of the Agreement. Without limiting Section 12.4.1 (Accrued Rights), the provisions of Article 1 (to the extent such definitions are used in surviving provisions), Sections 3.4 and 3.6, Section 4.4 (with respect to ownership and use of ImmunoGen Material), Section 4.5, Article 6 (solely with respect to payments that accrued prior to such termination or expiration), Section 8.1, Sections 8.2 and 8.3 (in each case, solely in respect of any jointly owned Program Patents), Section 8.5, Article 9 (for the [***] year survival period in Section 9.1 except that Section 9.7 shall survive in perpetuity), Section 10.5, Article 11, Sections 12.3 and 12.4, 13.1 through 13.13, and 13.15 through 13.17 shall survive the termination of this Agreement in its entirety or expiration of this Agreement for any reason, in accordance with their respective terms and conditions, and for the duration stated, and where no duration is stated, shall survive indefinitely.
Article 13
MISCELLANEOUS
13.1Governing Law.
13.1.1Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the Laws of the State of New York without reference to conflicts of laws principles; provided that all questions concerning (a) inventorship and ownership of Patent Rights under this Agreement shall be determined in accordance with United States law and (b) the construction or effect of Patent Rights shall be determined in accordance with the Laws of the country or other jurisdiction in which the particular Patent Right has been filed or granted, as the case may be. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any subject matter hereof.
13.2Dispute Resolution. Except for disputes resolved by the procedures set forth in Section 6.11.2 (Audit Dispute) or Section 13.10 (Equitable Relief), if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this Section 13.2 (Dispute Resolution).
13.2.1General. Any Dispute shall first be referred to the Executive Officers of the Parties, who shall confer in good faith on the resolution of the issue. Any final decision mutually agreed to by the Executive Officers shall be conclusive and binding on the Parties. If the Executive Officers are not able to agree on the resolution of any such Dispute within [***] days (or such other period of time as mutually agreed by the Executive Officers) after such Dispute was first referred to them, then the Parties may seek to mediate their Dispute, on terms and with a mediator mutually agreeable to the Parties, [***] on mutually agreed upon terms and conditions, but neither Party shall be required or obligated to mediate [***] and the dispute resolution provisions of this Section 13.2 (Dispute Resolution) are in addition to any other relief or remedies available to either Party at law or equity. This Dispute resolution process shall be deemed a settlement negotiation for the purpose of all federal and state rules protecting disclosures made during settlement negotiations from later discovery or use in evidence.
13.2.2Patent Dispute. [***].
13.2.3[***].
13.2.4Interim Relief. Notwithstanding anything herein to the contrary, nothing in this Section 13.2 (Dispute Resolution) shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute, if necessary to protect the interests of such Party. This Section 13.2.4 (Interim Relief) shall be specifically enforceable.
13.3Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred (except as provided in Section 3.2.2 (Subcontracting)), whether by operation of law or otherwise, in whole or in part, by either Party without the written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except that such consent shall not be required in connection with any assignment to (a) an Affiliate of the assigning Party or (b) a Third Party in connection with a sale or transfer of the business to which this Agreement relates, or to any successor Person resulting from any merger or consolidation of such Party with or into such Person; provided that the assignee shall have agreed in writing to assume all of the assignor’s obligations hereunder and, in the case of (b), the other Party shall be notified promptly after such assignment to a Third Party has been effected. Any such assignment shall not relieve the assigning Party of any liabilities or obligations owed to the other Party hereunder, including, in the case of Lilly, the payment of any amounts described in Article 6 (Upfront Fee; Milestones and Royalties; Payments). Any permitted successor of a Party or any permitted assignee of all of a Party’s rights under this Agreement that has also assumed all of such Party’s obligations hereunder in writing shall, upon any such succession or assignment and assumption, be deemed to be a party to this Agreement as though named herein in substitution for the assigning Party, whereupon the assigning Party shall cease to be a party to this Agreement and shall cease to have any rights or obligations under this Agreement. All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party. Any purported assignment in violation of this Section 13.3 (Assignment) shall be void.
13.4Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics or pandemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts, or other labor disturbances (whether involving the workforce of the non-performing

Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement) and for so long as such failure or delay continues to be caused by or result from such force majeure event. The non-performing Party shall notify the other Party of such force majeure within [***] days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. For as long as any force majeure circumstance continues, the non-performing Party shall, at the other Party’s reasonable request, provide the other Party written summaries of its mitigation efforts and its estimates of when normal performance under the Agreement shall be able to resume. The Parties acknowledge and agree that the effects of the Coronavirus (COVID-19) pandemic that are ongoing as of the Effective Date shall be considered a force majeure only to the extent those effects are not reasonably foreseeable by the Parties as of the Effective Date, and any government orders, including those requiring personnel to stay home or the closure of facilities, issued as of the Effective Date shall not be considered a force majeure.

13.5Notices. Any notice, request, demand, waiver, consent, approval, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if (a) delivered by hand, (b) sent by e-mail transmission (with transmission confirmed), or (c) by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in this Section 13.5 (Notices) or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 13.5 (Notices). Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by e-mail shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 13.5 (Notices) is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to ImmunoGen,

addressed to:	ImmunoGen, Inc.

830 Winter Street

Waltham, MA 02451

Attn: Legal Department, General Counsel

Email: [***]

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Boylston Street, Prudential Tower

Boston, MA 02199

Attention: Abigail Gregor

Email: [***]

If to Lilly,

addressed to:	Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

Attn: Vice President, Corporate Business Development

with a copy (which shall not constitute notice) to:

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, IN 46285

Attn: General Counsel

Email: [***]

13.6Export Clause. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with applicable Law.
13.7Waiver; Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available except as expressly set forth herein.
13.8Further Assurance. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all other such acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
13.9Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction, or declared under any law, rule or regulation of any government having jurisdiction over the Parties hereto, to be illegal, invalid or unenforceable, then such provision shall, to the extent permitted by the court or government, not be voided, but shall instead be construed to give effect to the intentions of the Parties to the maximum extent permissible under applicable Law, and the remainder of this Agreement shall remain in full force and effect in accordance with its terms.

13.10Equitable Relief. Each Party acknowledges and agrees that the restrictions, rights and obligations set forth in this Agreement are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, rights and obligations and that any breach or threatened breach of any provision of this Agreement may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of this Agreement, the Non-Breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such Non-Breaching Party may be entitled in law or equity.
13.11Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto are superseded hereby (including the CDA). Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.
13.12Relationship of the Parties. It is expressly agreed that ImmunoGen, on the one hand, and Lilly, on the other hand, shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture, or agency, including for all tax purposes. Neither ImmunoGen, on the one hand, nor Lilly, on the other hand, shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.
13.13Headings; Construction; Interpretation. Headings and any table of contents used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall apply against the Party which drafted such terms and provisions. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, or Schedule shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause, or Schedule, of or to, as the case may be, this Agreement. Except where the context otherwise requires, (a) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Law refers to such Law includes all rules and regulations thereunder and any successor Law, in each case as from time to time enacted, repealed or amended,

(c) the words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (d) the words “include,” “includes,” “including,” “exclude,” “excludes,” and “excluding,” shall be deemed to be followed by the phrase “but not limited to,” “without limitation” or words of similar import, (e) the word “or” is used in the inclusive sense (and/or), (f) words in the singular or plural form include the plural and singular form, respectively, (g) references to any gender refer to each other gender, (h) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (i) a capitalized term not defined herein but reflecting a different part of speech than a capitalized term that is defined herein shall be interpreted in a correlative manner, (j) all references to “will” are interchangeable with the word “shall” and shall be understood to be imperative or mandatory in nature, (k) the clause “non-refundable” shall not prohibit, limit or restrict either Party’s right to obtain damages in connection with a breach of this Agreement, and (l) whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.

13.14Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates or Sublicensees shall be maintained in accordance with applicable Accounting Standards.
13.15English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.
13.16Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable solely by the Parties and their respective successors, heirs, administrators and permitted assigns and they shall not be construed as conferring any rights on any other Persons.
13.17Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies from separate computers or printers. Signatures transmitted via e-mail, including PDFs or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, shall be treated as original signatures.

[Signature page to follow]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

ImmunoGen, Inc.

By:/s/ Stacy Coen
Name: Stacy Coen
Title: SVP, Chief Business Officer

Eli Lilly and Company

By: /s/ Jacob S. Van Naarden
Name: Jacob S. Van Naarden
Title: Chief Executive Officer, Loxo Oncology at Lilly President, Lilly Oncology

CONFIDENTIAL TREATMENT REQUESTED

Schedule 1.79

ImmunoGen Patents

[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]

CONFIDENTIAL TREATMENT REQUESTED

Schedule 2.1

Pre-Signing Lilly Targets

[***]

CONFIDENTIAL TREATMENT REQUESTED

Schedule 4.4

ImmunoGen Material

[***]

Schedule 9.4

Public Announcement

ImmunoGen Announces a Global, Multi-Target License Agreement of its Novel Camptothecin ADC Platform to Lilly for Up to $1.7 Billion

ImmunoGen Grants Lilly Exclusive Rights to Research, Develop, and Commercialize Antibody-Drug Conjugates Combining Targets Selected by Lilly with ImmunoGen's Novel Camptothecin Platform

ImmunoGen to Receive a $13 Million Upfront Payment for Initial Targets; Eligible to Receive an Additional $32.5 Million for Additional Targets

Waltham, MA [February, XX], 2022 – ImmunoGen Inc. (Nasdaq: IMGN), a leader in the expanding field of antibody-drug conjugates (ADCs) for the treatment of cancer, today announced a global, multi-year definitive licensing agreement whereby it granted Eli Lilly and Company (Lilly) exclusive rights to research, develop, and commercialize ADCs directed to targets selected by Lilly based on ImmunoGen's novel camptothecin technology. ImmunoGen retains full rights to the camptothecin platform for all targets not covered by the Lilly license.

As part of the agreement, Lilly will pay ImmunoGen an upfront payment of $13 million, reflecting initial targets selected by Lilly. Lilly may select a pre-specified number of additional targets, with ImmunoGen eligible to receive an additional $32.5 million in exercise fees if Lilly licenses the full number of targets. ImmunoGen is eligible to receive up to $1.7 billion in potential target program exercise fees and milestone payments based on the achievement of pre-specified development, regulatory, and commercial milestones. ImmunoGen is also eligible for tiered royalties as a percentage of worldwide commercial sales by Lilly. Lilly is responsible for all costs associated with research and development.

Camptothecins are an important class of anticancer drugs targeting Type I topoisomerase. ImmunoGen's proprietary class of camptothecin linker-payloads are designed to optimize existing camptothecin technology to potentially deliver a wider therapeutic window with enhanced safety and efficacy.

"Lilly has a proven track record of bringing transformative oncology medicines to market, and we are pleased that they selected our novel camptothecin technology to integrate with their efforts to develop next-generation ADCs," said Stacy Coen, ImmunoGen's Senior Vice President and Chief Business Officer. "This licensing agreement demonstrates ImmunoGen's continued innovation in ADCs, creates value from our intellectual property around a proprietary platform, and further enhances our ability to re-invest in our business as we build out our pipeline and accelerate our transformation into a fully-integrated oncology company."

ABOUT IMMUNOGEN

ImmunoGen is developing the next generation of antibody-drug conjugates (ADCs) to improve outcomes for cancer patients. By generating targeted therapies with enhanced anti-tumor activity and favorable tolerability profiles, we aim to disrupt the progression of cancer and offer our patients more good days. We call this our commitment to TARGET A BETTER NOW™.

Learn more about who we are, what we do, and how we do it at www.immunogen.com.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements based on management's current expectations. These statements include, but are not limited to, ImmunoGen's expectations related to: the potential benefits and results that may be achieved through

ImmunoGen’s licensing agreement with Lilly; the payment of upfront and future milestones and royalties on future sales, as well as the total potential value of the licensing agreement; and the development and outcome of potential product candidates. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen's actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: Lilly may not pursue the development of product candidates based on ImmunoGen’s camptothecin platform or those efforts may not be successful; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense, and results of preclinical studies, clinical trials, and regulatory processes; risks and uncertainties associated with the scale and duration of the COVID-19 pandemic and the resulting impact on ImmunoGen's industry and business; and other factors as set forth in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2021, and other reports filed with the Securities and Exchange Commission.

INVESTOR RELATIONS AND MEDIA CONTACTS

ImmunoGen

Courtney O'Konek

781-895-0600

courtney.okonek@immunogen.com

OR

FTI Consulting

Robert Stanislaro

212-850-5657

robert.stanislaro@fticonsulting.com